UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Colgate-Palmolive Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2012

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Friday, May 11, 2012, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

At the meeting, we will ask you to elect the Board of Directors, to ratify the selection of the independent registered public accounting firm and to hold an advisory vote on executive compensation. In addition, one stockholder proposal will be offered for your consideration. We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance practices. The Company and its Board of Directors have a longstanding commitment to good governance, and the Board reviews its governance practices on an ongoing basis to ensure that they promote stockholder value. As a result of this ongoing review, during 2011 the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. We invite you to review the governance section beginning on page 5 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy via the internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Ian Cook
Chairman of the Board, President and Chief Executive Officer

March 28, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Colgate-Palmolive Company will be held in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036, on Friday, May 11, 2012, at 10:00 a.m., for the following purposes:

1.	To elect the Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

3.	To hold an advisory vote on executive compensation;

4.	To consider one stockholder proposal; and

5.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 12, 2012 are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your Notice of Internet Availability or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

Andrew D. Hendry
Chief Legal Officer and Secretary
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

PROXY STATEMENT

Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”).

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2011 Annual Report of the Company to certain of our registered stockholders who have not consented to electronic delivery of their proxy materials and a Notice of Internet Availability to all of our other stockholders beginning March 28, 2012. The Annual Report being made available on the internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

VOTING PROCEDURES

Who Can Vote

The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of the Company’s Common Stock on March 12, 2012, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 12, 2012, there were 477,752,948 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote

You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the internet, the telephone or, if you received a printed copy of your proxy materials, the mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by internet, telephone or, if you received a printed copy of your proxy materials, mail, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for director, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 and one stockholder proposal. In addition, you can cast a non-binding advisory vote on executive compensation.

If any other matters are properly presented for consideration at the Annual Meeting, the Company’s directors named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

•	Vote by Internet

You can vote your shares via the internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Thursday, May 10, 2012. You will have the opportunity to confirm that your instructions have been properly recorded. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the internet, you may incur costs such as telephone and internet access fees for which you will be responsible. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website (www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Thursday, May 10, 2012. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

•	Vote by Mail

If you received a printed copy of your proxy materials, you can also vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Thursday, May 10, 2012. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm and the advisory vote on executive compensation, and against the stockholder proposal.

Voting at the Annual Meeting

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the meeting unless you wish to change your vote.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote via the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of Common Stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement or a Notice of Internet Availability to you, the broker is entitled to vote your shares on Proposal 2 even if the broker does not receive voting instructions from you. The broker is not entitled to vote your shares with respect to the election of directors, the advisory vote on executive compensation or the stockholder proposal (Proposals 1, 3 or 4) without your instructions.

Required Vote

Proposal 1: Election of Directors. Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Majority Voting in Director Elections,” any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. When voting your proxy, the Proxy Committee will vote for each of the nominees unless you instruct otherwise. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety.

Proposal 4: Stockholder Proposal. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required for adoption of the proposed resolution. If you abstain from voting on the stockholder proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote against this proposal unless you instruct otherwise. As discussed above, under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is not entitled to vote your shares on this proposal without your instructions.

Confidential Voting

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by internet, telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Voting by Employees Participating in the Company’s Savings and Investment Plan

If you are a Colgate employee who participates in the Colgate-Palmolive Company Employees Savings and Investment Plan (the “Savings and Investment Plan”), your Notice of Internet Availability contains instructions on how to vote your shares via the internet or telephone. The notice also indicates the aggregate number of shares of Common Stock credited to your account under the Savings and Investment Plan as of March 12, 2012, the record date for voting at the meeting.

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You can direct the trustee how to vote the shares via the internet or by telephone. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.

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The deadline for submitting your vote is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 9, 2012. If you do not indicate your vote to the trustee by that time, the trustee will vote your shares in the same proportion as it votes the shares of employees who indicate their votes by that time.

Voting by Employees Participating in a Stock Ownership Program outside the United States

If you are a Colgate employee who participates in one of Colgate’s employee stock ownership plans outside the United States, you will receive separate voting instructions from your local Human Resources Department.

Majority Voting in Director Elections

Under Colgate’s by-laws, in an uncontested election for directors (i.e., an election where there are the same number of nominees as seats on the Board), directors must be elected by a majority of the votes cast at the meeting or tender their resignation, which is considered in accordance with the procedures described below. A majority of votes cast is achieved when the number of shares voted “for” a director’s election exceeds 50% of the votes cast with respect to that director’s election. “Votes cast” includes votes for and against each nominee and excludes abstentions.

If a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the meeting, the by-laws require the director to promptly tender his or her resignation to the Board in accordance with an agreement that each nominee is required to sign in order to be eligible for election or re-election as a director.

The Nominating and Corporate Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board shall act on the tendered resignation, taking into account the committee’s recommendation, and shall publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation.

If a director’s resignation is accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

GOVERNANCE OF THE COMPANY

Colgate’s Corporate Governance Commitment

Colgate’s Board believes that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of Colgate’s key business strategies, including its focus on core product categories and global brands, people development programs emphasizing “pay for performance” and the highest business standards. Colgate’s Board has been at the center of these key strategies, helping to design and implement them, and seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. As a result of this ongoing review, during 2011 the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock.

Board Independence, Expertise and Accountability

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Strict Director Independence Standards. With the exception of Ian Cook, Colgate’s President and Chief Executive Officer (the “CEO”), Colgate’s Board is composed entirely of independent directors. All members of the Audit Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”) and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or in appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards which outline the types of relationships, both personal and professional, between directors and the Company, its senior management and other directors that, if present, would preclude a finding of independence. These standards, which are stricter than those required by the listing standards of the NYSE, guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s website at www.colgatepalmolive.com. For more information regarding Colgate’s independence standards and the Board’s determinations of independence, see “Director Independence.”

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Executive Sessions/Lead Director. The independent directors of the Board are scheduled to meet in executive session, without the CEO present, at every regularly scheduled Board meeting. The Lead Director chairs these sessions. The position of lead director is rotated among the independent directors every year in accordance with an established schedule. Stephen I. Sadove currently is serving as Lead Director. For more information regarding the responsibilities of the lead director and the Board’s leadership structure, see “Board Leadership Structure.”

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All Directors Elected Annually by Majority Vote. Colgate’s Board is accountable to stockholders through the annual election of all directors by majority vote. Colgate has never had a staggered board. Under Colgate’s by-laws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board. For more information regarding the procedures governing majority voting in director elections, see “Majority Voting in Director Elections.”

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Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”), and that they meet the independence and financial literacy requirements of the NYSE.

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Board Experience and Diversity. As its present directors exemplify, Colgate values experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website at www.colgatepalmolive.com. For more information regarding the role of diversity in the selection of nominees for Board membership, see “Committees of the Board of Directors—Nominating and Corporate Governance Committee.”

Directors are Stockholders

•	Director Compensation in Stock. On average, 83 percent of a director’s compensation is paid in Colgate stock. Board members also receive stock options each year.

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Significant Levels of Director Stock Ownership. Board members own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual stock retainer. For more information on director stock ownership, see “Stock Ownership of Directors and Executive Officers.”

Established Policies Guide Governance and Business Integrity

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Charters for Board Committees. Each of the Audit Committee, the Finance Committee, the Governance Committee and the P&O Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Audit Committee charter reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC and the NYSE. Copies of the committee charters are available on the Company’s website at www.colgatepalmolive.com.

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Corporate Governance Guidelines. First formalized in 1996, the corporate governance guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the guidelines reflect best practices in corporate governance. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s website at www.colgatepalmolive.com.

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Code of Conduct. The Board sponsors the Company’s Code of Conduct, which was first issued in 1987 and most recently updated in 2008, and Business Practices Guidelines, both of which promote the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by an executive officer who reports to the Audit Committee, oversees compliance with these standards and periodically reviews and updates the Code of Conduct and the Business Practices Guidelines. In 2011, the Business Practices Guidelines, which provide additional guidance regarding compliance with the Code of Conduct and applicable laws and regulations, were updated and the revised version was distributed to the Company’s executives and senior managers around the world. The Code of Conduct applies to the Company’s directors and employees, including the CEO, the Chief Financial Officer and the chief accounting officer (Corporate Controller), and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s website at www.colgatepalmolive.com.

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Business Integrity Initiatives. The Board supports the Company’s efforts to communicate effectively its commitment to ethical business practices, which are led by the Company’s Global Ethics and Compliance function. To further this goal, all of the Company’s approximately 38,600 employees worldwide are required to certify annually that they and any people they supervise understand and comply with the Code of Conduct. In addition, the Company’s executives and key managers worldwide participate in management training programs regarding the Code of Conduct, Colgate’s values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

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Political Expenditures. As set forth in the Company’s Code of Conduct and Business Practices Guidelines, the Company has a longstanding policy against making contributions to any political party or candidate. In addition, each year the Company advises its U.S. trade associations of this policy to prevent the use of Company dues or contributions for any such expenditures and requests that such associations which receive at least $10,000 annually from the Company confirm their compliance with this policy.

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Sustainability. Colgate places a high priority on operating in a responsible and respectful manner, with a focus on three key areas—People, Performance and Planet. Colgate’s sustainability objective is to ensure that its business grows consistently and responsibly and benefits those it serves globally, while promoting the well-being of future generations. To provide incentives for Colgate people to integrate sustainability into business strategy and operations, Colgate’s global sustainability initiatives have been added to the individual objectives used to determine the compensation for many of Colgate’s senior managers. For more information regarding Colgate’s sustainability initiatives, please visit our website, www.colgatepalmolive.com, to view our 2011 Sustainability Report.

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Restrictions on Hiring Audit Firm Employees. To bolster the independence of Colgate’s independent registered public accounting firm and the integrity of Colgate’s internal financial reporting and audit processes, Colgate has a longstanding policy prohibiting the Company from hiring any partners or managers or any employees engaged in an audit of the Company from PricewaterhouseCoopers LLP, Colgate’s independent registered public accounting firm, within five years of the end of their engagement without the approval of the Audit Committee.

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Hedging Policy. As noted above, to further ensure that the interests of Colgate’s directors, officers and senior managers are aligned with those of Colgate’s stockholders, in 2011 the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. The policy also discourages all other employees from entering into such transactions.

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Clawback Policy. In the first quarter of 2012, Colgate’s Board adopted a clawback policy that permits Colgate to recoup incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

Board Focused on Key Business Priorities

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Strategic Role of Board. The Board plays a major role in overseeing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include performance reviews of operating divisions and major subsidiaries, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as customer development, supply chain and information technology.

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Succession Planning and People Development. The Board has extensive involvement in this area with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives and efforts to gain a competitive recruitment and retention advantage.

Direct Access to Management

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Management Participation at Board Meetings. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

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Direct Access to Management. The Board’s direct access to management continues outside the boardroom during discussions with corporate officers, division presidents and other employees, often without the CEO present. Directors are invited to, and often do, contact senior managers directly with questions and suggestions.

Ensuring Management Accountability

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Performance-Based Compensation. Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Compensation Discussion and Analysis, the P&O Committee adheres to this pay-for-performance philosophy, and stock- based incentive awards are a significant component of senior management’s overall compensation.

•	CEO Evaluation Process. The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give feedback on a regular basis.

Board Practices Promote Effective Oversight

•	Board Size. Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 12. Ten directors have been nominated for election at the Annual Meeting.

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Directorship Limits. To ensure that directors are able to devote sufficient time to properly discharge their duties, Colgate’s corporate governance guidelines provide that directors should not serve on more than three other corporate boards.

•	Meeting Attendance. On average, the directors attended 98% of the meetings of the Board and the committees on which they served in 2011. No director attended less than 89% of these meetings.

Continuous Improvement through Evaluation and Education

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Board Self-Evaluation Process. Each year, the Board evaluates its performance against criteria that it has determined are important to its success. One or more of the following topics may be considered during such evaluations: financial oversight, succession planning, executive compensation, strategic planning, corporate governance, ethics and compliance and Board structure and role. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

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Board Committee Evaluations. Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with the Board, and further enhancements are agreed for each committee.

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Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every few years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. This process, which the Board plans to conduct again in 2013, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

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Ongoing Director Education. Periodically, Colgate’s directors, under the leadership of the Chair of the Nominating and Corporate Governance Committee and the Lead Director, participate in Colgate-specific director education programs. These sessions are led by expert external faculty with relevant governance, legal and business experience. In addition, outside experts periodically present to the Board on various subjects. During 2011, such subjects included the global economic outlook and challenges in foreign and domestic economic policy. From time to time, Colgate’s directors also visit Colgate subsidiaries around the world, deepening their understanding of Colgate’s operations.

External Recognition for Colgate’s Governance Practices

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High Governance Ratings. In March 2012, Colgate received a global rating of 10.0 out of 10.0 from GovernanceMetrics International, Inc. (“GMI”). Colgate has consistently received ratings of 9.5 or 10.0 in all of the GMI ratings cycles since they began in 2003. GMI is an independent provider of governance research and ratings services which examines the governance practices of thousands of companies worldwide.

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Corporate Secretary Magazine 2008 Corporate Governance Team of the Year Award. In November 2008, Colgate received the Corporate Governance Team of the Year Award from Corporate Secretary Magazine, which commended the breadth and success of Colgate’s governance program.

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s longstanding practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, the Board has ten directors, with nine independent directors and one employee director, Ian Cook, who is the President and Chief Executive Officer of the Company and Chairman of the Board.

The Board met nine times during 2011. On average, the directors attended 98% of the meetings of the Board and the committees on which they served in 2011. During 2011, the independent directors met regularly in executive session without Mr. Cook present.

Director Experience, Skills and Qualifications

The Governance Committee seeks to compose a Board with members with a broad range of experiences and skills and different points of view, with a particular emphasis on business, financial, fast-moving consumer goods industry and international experience. This variety and depth of experience enable the Board collectively to understand the Company’s global business and its consumers around the world and the individual directors to make significant contributions to the deliberations of the Board.

In 2002, the Board adopted a written statement, known as the Independent Board Candidate Qualifications and made available on the Company’s website, www.colgatepalmolive.com, outlining the qualities sought in directors of the Company. This statement highlights the following skills and experiences, among others, as being important to creating an effective, well-rounded and diverse Board:

•	Business Operations—Is or has been the Chief Executive Officer, Chief Operating Officer or other major operating or staff officer of a major public corporation;

•	Finance—Has strong knowledge of business finance and financial statements;

•	Industry—Has knowledge of the Company’s business, the fast-moving consumer goods industry or other complementary industry;

•

International—Has significant international experience, whether through managing international business operations or living and working outside the United States; an understanding of the language and culture of non-English speaking countries is also important;

•	Corporate Governance—Has sufficient relevant experience to understand the legal and other responsibilities of an independent director of a U.S.-based public company;

•	Public Service—Holds or has held one or more elected or appointed senior positions in a prominent nonprofit organization or federal or state government; and

•	Education—Holds or has held a significant position at a prominent educational institution, such as university or college president and/or dean of a school within a university or college.

In addition, the Governance Committee expects each of the Company’s directors to have the personal qualities necessary to make a substantial contribution to the Board, including high moral and ethical standards, strong communication and interpersonal skills and a commitment to Colgate’s success.

Biographical information and the particular skills and qualifications of each director nominee for election at this year’s annual meeting are set forth below. The absence of a reference to a qualification for an individual director nominee does not mean that the nominee does not possess that qualification, but rather that it is not one of the specific qualifications for which the nominee has been proposed. All nominees, other than Mr. Arora who was elected to the Board effective March 15, 2012, have been directors since last year’s annual meeting.

Ian Cook Age: 59 Director since 2007	Public Company Directorships: PepsiCo Inc. (current)

Mr. Cook has been President and Chief Executive Officer of Colgate since July 2007 and Chairman of the Board since January 2009. Mr. Cook began his career at Colgate in 1976 and progressed through a series of senior marketing and management roles around the world. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa, and, in 2005, he was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide.

Skills and Qualifications:

Business Operations—Extensive operational leadership experience through service as Chief Operating Officer and President and Chief Executive Officer of Colgate.
Industry—In-depth knowledge of consumer products industry and Colgate’s business through over thirty-year career at Colgate.
Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Colgate.
International—Experience managing Colgate’s international operations and living and working in a number of foreign countries. Native of Great Britain.
Corporate Governance—Experience serving as a director of a U.S. public company in addition to Colgate.

Nikesh Arora Age: 44 Independent Director since 2012	Public Company Directorships: Bharti Airtel Ltd. (current) Aviva PLC (2007-2009)

Mr. Arora has been Senior Vice President and Chief Business Officer of Google, Inc. (“Google”) since January 2011. Previously he held multiple senior operating leadership roles at Google, serving as President, Global Sales Operations and Business Development from 2009 to 2010, President, Europe, Middle East and Africa from 2007 to 2009 and Vice President, Europe Operations from 2004 to 2007. Since 2007, Mr. Arora has also served as a Senior Advisor to Silver Lake Partners, a private equity firm. From 2001 to 2004, Mr. Arora served as Chief Marketing Officer of the T-Mobile International Division of Deutsche Telekom AG. He was Chief Executive Officer and Founder of T-Motion PLC, which merged with T-Mobile International in 2002. Mr. Arora began his career at Fidelity Investments in 1992, holding a variety of finance and technology management positions, ultimately serving as Vice President and Chief Financial Officer of Fidelity Technologies.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Senior Vice President and Chief Business Officer of Google.
Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets at various companies, including Google. Chartered Financial Analyst since 1996.
International—Experience managing international operations for Google and T-Mobile International and living and working in a number of foreign countries, including India and various European countries. Native of India and native speaker of Hindi.

John T. Cahill Age: 54 Independent Director since 2005	Public Company Directorships: Legg Mason, Inc. (current) The Pepsi Bottling Group, Inc. (1999-2007)

Mr. Cahill has been Executive Chairman of Kraft Foods North America (“Kraft”) since January 2012. He was an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 through 2011. Mr. Cahill served as Chief Executive Officer of The Pepsi Bottling Group, Inc. (“PBG”) from 2001 to 2003, as Chairman and Chief Executive Officer from 2003 to 2006 and as Executive Chairman from 2006 to 2007. Prior to that, he served as Chief Financial Officer and head of International Operations for PBG. He also held multiple senior financial and operating leadership positions at PepsiCo Inc. (“PepsiCo”) from 1989 to 1998, including serving as Chief Financial Officer for both Kentucky Fried Chicken (“KFC”) and Pepsi-Cola North America and Senior Vice President and Treasurer of PepsiCo.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience through service as Chairman and CEO of PBG and as Executive Chairman of the grocery business of Kraft.
Finance—Strong knowledge of business finance and financial statements through service as Chief Financial Officer of PBG, KFC and Pepsi-Cola North America and as Senior Vice President and Treasurer of PepsiCo.
Industry—In-depth knowledge of fast-moving consumer goods industry through nearly twenty-year career at PepsiCo and PBG.
International—Experience managing international operations for PBG.
Corporate Governance—Experience serving as a director of multiple U.S. public companies in addition to Colgate.

Helene D. Gayle Age: 56 Independent Director since 2010

Dr. Gayle has been President and Chief Executive Officer of CARE since 2006. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984 and held positions of increasing responsibility over her nearly twenty-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle also serves on the boards of the Center for Strategic and International Studies, the Rockefeller Foundation, the American Museum of Natural History and the Department of State Foreign Affairs Policy Board. She is a member of the Council on Foreign Relations, the Bretton Woods Committee and the Institute of Medicine.

Skills and Qualifications:

Public Service—Extensive leadership experience in the global public health field through positions at the Bill & Melinda Gates Foundation and CARE and nearly twenty-year career at the U.S. Centers for Disease Control.
International—Experience managing international operations at CARE, one of the world’s leading humanitarian organizations with programs in nearly 70 countries around the world.
Industry—In-depth knowledge of and expertise in the global public health field, a complementary industry.

Ellen M. Hancock Age: 68 Independent Director since 1988	Public Company Directorships: Aetna Inc. (current) Electronic Data Systems Corporation (2004-2008) Jazz Technologies, Inc. (2005-2007)

Mrs. Hancock served as the President of Jazz Technologies, Inc. and President and Chief Operating Officer of its predecessor Acquicor Technology Inc. from August 2005 to June 2007. She was the Chairman and Chief Executive Officer of Exodus Communications, Inc., a public company specializing in computer network and internet systems she joined in March 1998, from June 2000 to September 2001. Mrs. Hancock is a director of the Pacific Council on International Policy and serves as Chairman of the Board of Marist College and as a trustee of Santa Clara University.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience in the field of information technology through service as Chairman and Chief Executive Officer of Exodus Communications, Inc. and an over thirty-year career at IBM and other leading technology companies.
Finance—Strong knowledge of business finance and financial statements through oversight and management of operating budgets for various companies throughout her career.
Industry—In-depth knowledge of Colgate’s business through long service as a Colgate director.
Corporate Governance—Experience serving as a director of multiple U.S. public companies in addition to Colgate.

Joseph Jimenez Age: 52 Independent Director since 2010	Public Company Directorships: AstraZeneca (2002-2007) Blue Nile (2000-2006)

Mr. Jimenez has been Chief Executive Officer of Novartis AG since February 2010. He joined Novartis AG in April 2007 as Head of the Consumer Health Division and became Head of the Pharmaceuticals Division in October 2007. Prior to joining Novartis AG, Mr. Jimenez served as an advisor for The Blackstone Group, a private equity firm, from 2006 to 2007. In 1998, Mr. Jimenez joined H.J. Heinz Company (“Heinz”) as President and Chief Executive Officer of Heinz’s North America business and, in 2002, became President and Chief Executive Officer of Heinz’s European business, a position he held until 2006. He began his career in brand management at The Clorox Company (“Clorox”) and later served as the president of two operating divisions at ConAgra Grocery Products (“ConAgra”).

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Chief Executive Officer of Novartis AG and as president of various operating divisions at ConAgra and Heinz.
Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Clorox, ConAgra and Heinz and of the pharmaceutical industry, a complementary industry, through experience at Novartis AG.
Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Novartis AG.
International—Experience managing international operations at Novartis AG and Heinz and living and working in Europe.
Corporate Governance—Experience serving as a director of multiple U.S. public companies in addition to Colgate.

Richard J. Kogan Age: 70 Independent Director since 1996	Public Company Directorships: The Bank of New York Mellon (current)

Mr. Kogan has been a principal of the KOGAN Group LLC, which provides consulting services to senior management at companies in the pharmaceutical and other industries, since 2004. Previously, he served as President and Chief Executive Officer of Schering-Plough Corporation (“Schering-Plough”) from 1996 to 2003 and as President and Chief Operating Officer of Schering-Plough from 1986 to 1996. He was also Chairman of Schering-Plough from 1998 until 2002. Mr. Kogan serves as Chairman of the St. Barnabas Medical Center, Vice-Chairman of St. Barnabas Corporation, a trustee of New York University and an Overseer and Member of the Executive Committee of the Stern Business School. He is also a member of the Council on Foreign Relations.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as President and Chief Executive Officer and Chief Operating Officer of Schering-Plough.
Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Schering-Plough.
Industry—In-depth knowledge of the pharmaceutical industry, a complementary industry, through experience at Schering-Plough and of Colgate’s business through long service as a Colgate director.
Corporate Governance—Experience serving as a director of a U.S. public company in addition to Colgate.

Delano E. Lewis Age: 73 Independent Director from 1991 to 1999 and since 2001	Public Company Directorships: Eastman Kodak Company (current)

Mr. Lewis served as Interim Dean of International and Border Programs at New Mexico State University from July 2010 to June 2011. From 2006 until July 2010, Mr. Lewis was a Senior Fellow at New Mexico State University. He was the U.S. Ambassador to South Africa from December 1999 to July 2001, and previously served on the Peace Corps staff in Africa and on the staff of the United States Equal Employment Opportunity Commission and the United States Department of Justice. From 1994 to 1998, Mr. Lewis served as the Chief Executive Officer and President of National Public Radio and, from 1988 through 1993, Mr. Lewis was the President and Chief Executive Officer of Chesapeake & Potomac Telephone Company.

Skills and Qualifications:

Public Service—Extensive international diplomatic and public service experience through service as U.S. Ambassador to South Africa and on the staff of several government agencies.
International—Experience living and working in Africa, both in a diplomatic capacity and for the Peace Corps.
Industry—In-depth knowledge of Colgate’s business through long service as a director.
Corporate Governance—Experience serving as a director of a U.S. public company in addition to Colgate.

J. Pedro Reinhard Age: 66 Independent Director since 2006	Public Company Directorships: Royal Bank of Canada (current) Sigma-Aldrich Corporation (current) The Dow Chemical Company (1995-2007)

Mr. Reinhard has served as President of Reinhard & Associates, a financial advisory practice, since 2006. He served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company (“Dow”) from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow after beginning his career there in 1970 in Brazil, including serving as Finance Director of Dow Europe, Vice President of Dow Europe and Managing Director of Dow in Italy.

Skills and Qualifications:

Finance—Strong knowledge of business finance and financial statements through service as Executive Vice President and Chief Financial Officer of and holding various senior financial positions at Dow.
International—Experience managing Dow’s international operations and living and working in a number of foreign countries, including Italy and Brazil. Native of Brazil and native speaker of Portuguese.
Corporate Governance—Experience serving as a director of multiple U.S. public companies in addition to Colgate.

Stephen I. Sadove Age: 60 Independent Director since 2007	Public Company Directorships: Saks Incorporated (current) Ruby Tuesday, Inc. (current)

Mr. Sadove has served as Chief Executive Officer of Saks Incorporated (“Saks”) since January 2006 and was named Chairman in May 2007. He joined Saks as Vice Chairman in January 2002 and served as Chief Operating Officer from 2004 to 2006. Previously, Mr. Sadove worked for Bristol-Myers Squibb Company (“Bristol-Myers”), which he joined in 1991 as President of Clairol in the United States. He later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. He began his career at General Foods USA, where he spent over seventeen years in various management roles including Executive Vice President and General Manager of the Desserts Division.

Skills and Qualifications:

Business Operations—Significant operational leadership through service as Chief Executive Officer of Saks and as head of various operating divisions at Bristol-Myers and General Foods USA.
Industry—In-depth knowledge of fast-moving consumer goods industry through his experience at Bristol-Myers and General Foods USA.
Finance—Strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and financial statements at Saks.
International—Experience managing Bristol-Myers’s international operations.
Corporate Governance—Experience serving as a director of multiple U.S. public companies in addition to Colgate.

Director Independence

As described above, the Board has adopted director independence standards which are stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements and personal, economic or professional ties between a director and an officer of

Colgate or another Colgate director. Relationships and transactions that may impair independence include: (i) current or former employment with the Company; (ii) affiliation with Colgate’s advisors; (iii) compensation from the Company (other than director fees); (iv) direct or indirect material business relationships with the Company; (v) loans between directors and the Company or its senior management; (vi) direct or indirect material investments with the Company, its officers or other directors; (vii) leadership roles in charitable organizations that receive significant support from Colgate; (viii) affiliation or employment with a present or former Colgate auditor; and (ix) service on interlocking boards of directors or compensation committees. A copy of the complete standards is available on the Company’s website at www.colgatepalmolive.com.

In making its determination regarding the independence of each non-employee director, the Board considers any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each director, other than Mr. Cook, who is the Company’s Chairman of the Board, President and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Board Leadership Structure

The Governance Committee regularly reviews Board leadership trends and has determined that, at this time, combining the positions of Chairman and Chief Executive Officer is best for Colgate, as discussed in greater detail below. Currently, therefore, the offices of Chairman and Chief Executive Officer are held by the same person, Ian Cook. Colgate’s Board has adapted its approach over time and, during the transition of the position of Chief Executive Officer from Reuben Mark to Ian Cook during the second half of 2007 and 2008, Mr. Mark served as Chairman of the Board while Mr. Cook served as Chief Executive Officer. Colgate has a small Board that works very effectively together and nine of Colgate’s ten directors are independent. In addition, the Board’s committees are composed solely of, and chaired by, independent directors. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Mr. Cook present, which are chaired by an independent lead director.

Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006. Renamed in early 2012 in connection with a review of external practice, the role of the Lead Director is to: (i) preside at all meetings of the Board at which the Chairman is not present (including the executive sessions); (ii) establish agendas for the executive sessions in consultation with the other directors; (iii) review proposed Board meeting agendas; (iv) serve as liaison between the independent directors and the Chairman (although all independent directors are encouraged to communicate freely with the Chairman); (v) review, at his or her discretion, the information to be sent to the Board; (vi) review meeting schedules to help ensure there is sufficient time for discussion of all agenda items; (vii) call meetings of the independent directors, as appropriate; (viii) be available (as deemed appropriate by the Board) for consultation and direct communication with shareholders; and (ix) perform such other duties as the Board may specify from time to time. The Lead Director is selected annually by and from the independent directors. The position of Lead Director is rotated among the independent directors each year in accordance with a schedule established by the independent directors based on the recommendation of the Governance Committee.

Colgate’s small, independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having the Chief Executive Officer serve as the Chairman creates a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Governance Committee determined that combining the positions of Chairman and Chief Executive Officer is best for Colgate at this time.

Board Role in Risk Oversight

Colgate has established a systematic and thorough risk management process. The responsibility for the day-to-day management of risk lies with Colgate’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy. Each year Colgate’s management identifies what it believes are the top individual risks facing Colgate. These risks are then discussed with, and approved as top risk areas by, the Board. The Board has assigned its responsibilities for overall risk oversight to the Audit Committee, though all Board members attend Audit Committee meetings and participate in risk management discussions. The Audit Committee therefore is responsible for overseeing the enterprise risk management process, while the full Board or appropriate committee thereof oversees the top individual risk areas identified by management and approved as top risk areas by the Board. Colgate’s chief risk officer (the Chief Financial Officer) and other members of senior management responsible for the day-to-day management of the individual risk areas present directly to the Board and its committees regularly. In addition, the P&O Committee oversees an annual risk assessment of the Company’s compensation policies and practices, which is conducted by the Company’s Global Human Resources executives and its Chief Financial Officer and reviewed by the Board’s independent compensation consultant and focuses primarily on the design of the incentive compensation programs and the degree to which such programs appropriately balance enterprise risk and compensation.

Communications to the Board of Directors

Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the Chief Legal Officer, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, NY 10022-7499. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address, in care of the Office of the Chief Legal Officer. Such communications are handled in accordance with the procedures described on the Company’s website, www.colgatepalmolive.com.

Significant concerns and questions relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, addresses these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, oversees any investigations and approves the disposition of each matter. The Audit Committee chair may, in his or her discretion, engage outside counsel and other independent advisors. The Audit Committee receives quarterly updates regarding other concerns or questions relating to accounting, internal accounting controls or auditing matters.

Concerns relating to accounting, internal accounting controls or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and e-mail as follows: 24-hour EthicsLine: (800) 778-6080 (toll free from United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and e-mail: ethics@colpal.com.

Colgate policy prohibits the Company from retaliating against any individual who provides information to the directors. Concerns may be submitted to the directors on an anonymous basis through their postal address or through the 24-hour EthicsLine numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action.

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All but one of the directors who were elected to the Board at the 2011 Annual Meeting were in attendance.

Other Information Regarding Directors

On September 9, 2003, the SEC and Schering-Plough Corporation announced a settlement of the SEC enforcement proceeding against Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman and CEO, regarding meetings held with investors and other communications. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Finance Committee, the Governance Committee and the P&O Committee. The members and a summary of the responsibilities of these committees are set forth below. The committee charters are available on the Company’s website at www.colgatepalmolive.com.

Committee Membership (* indicates Chair)

Audit Committee	Finance Committee	Nominating and Corporate Governance Committee	Personnel and Organization Committee
John T. Cahill*	Ellen M. Hancock*	Helene D. Gayle	John T. Cahill
Ellen M. Hancock	Joseph Jimenez	Ellen M. Hancock	Helene D. Gayle
Richard J. Kogan	Richard J. Kogan	Joseph Jimenez	Richard J. Kogan*
Stephen I. Sadove	Delano E. Lewis	Delano E. Lewis*	Delano E. Lewis
	J. Pedro Reinhard		J. Pedro Reinhard
Stephen I. Sadove

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the Company’s independent registered public accounting firm and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function. In addition, as discussed above, the Audit Committee assists the Board in its oversight of the Company’s overall risk management process. The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and Colgate’s own, stricter director independence standards.

The Audit Committee met eight times during 2011, including to review and participate in discussions regarding each quarterly earnings press release prior to its announcement. The Audit Committee also met separately on four occasions with the Company’s independent registered public accounting firm, head of Internal Audit, head of Global Ethics and Compliance and other members of management.

Finance Committee

The Finance Committee oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters. It also oversees the Company’s finance, treasury and related functions. The Finance Committee met six times during 2011. All members of the Finance Committee are independent directors.

Nominating and Corporate Governance Committee

The Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation. The Governance Committee met five times during 2011. All members of the Governance Committee are independent directors.

In making recommendations to the Board regarding director compensation, the Governance Committee annually reviews information provided by the Global Human Resources function regarding emerging best practices in director compensation and comparison data regarding peer company practices, both in the industry peer group used in the cumulative total shareholder return graphs on page 22 and in the compensation comparison group discussed on page 27. The Global Human Resources function purchases such comparison data from Towers Watson. In 2011 the Company’s Global Human Resources function also engaged Compensation Advisory Partners, an independent consultant, to review the Company’s director compensation program. Based on these reviews, the Governance Committee determines whether to recommend to the Board any changes in the director compensation program. During 2011, the Governance Committee recommended and the Board approved shortening the term of stock options issued to directors from ten years to six years. The director compensation program is described on page 55. The Governance Committee does not delegate any of its authority in making director compensation recommendations.

The Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the Governance Committee in evaluating individual director candidates. This statement outlines the qualities required for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. A copy of the Independent Board Candidate Qualifications is available on the Company’s website at www.colgatepalmolive.com. Since the Company operates in over 200 countries around the world, the Governance Committee believes that members of the Board must as a group, whether as a result of the business or other experiences of the individual Board members, be able to understand the Company’s business from a global perspective. As evidenced by the selection criteria identified in the Independent Board Candidate Qualifications, which emphasize the value, among other things, of international perspectives, different points of view and diversity in the traditional sense, the Company has a policy of promoting diversity on its Board. The Governance Committee implements this policy through its director recruitment efforts and assesses the effectiveness of the policy regularly through Board and committee self-evaluations.

Personnel and Organization Committee

The P&O Committee is appointed by the Board to act on its behalf with respect to overseeing the personnel and organizational matters of the Company, including the compensation of the Company’s executives. All members of the P&O Committee are independent directors. The P&O Committee met five times during 2011.

The P&O Committee devotes substantial time each year to executive compensation matters. It recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO. The CEO plays no role in setting his own compensation. The P&O Committee also reviews and approves the compensation recommended by the Global Human Resources function of the Company and the CEO for the other executive officers of the Company in accordance with the compensation programs described in the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing and approving compensation for executive officers, the P&O Committee uses tally sheets that summarize all material components of compensation. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation.

The P&O Committee periodically retains the services of outside compensation consultants to provide it with objective, third party advice on the appropriateness of the Company’s compensation of the CEO and other senior executives. In 2009, the P&O Committee adopted a written policy regarding its selection and use of outside compensation consultants, a copy of which is available on the Company’s website at www.colgatepalmolive.com. The policy contains the following key principles:

•	The P&O Committee selects all outside compensation consultants that provide advice to it, and directly retains such consultants, who report to and are solely responsible to the Committee.

•

Such consultants may not provide any other services to the Company unless these are expressly approved by the P&O Committee in advance. The P&O Committee will approve such other services only if it concludes that providing them will not impair the ability of the consultant to provide objective and independent advice to the Committee.

Since August 2008, the P&O Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) to advise it with respect to the CEO’s compensation and such other matters as the P&O Committee may direct. F.W. Cook & Co. does not provide any other services to the Company. F.W. Cook & Co. works directly with the P&O Committee and its Chair and meets with the Committee in executive session.

During 2011 and early 2012, the Global Human Resources function of the Company purchased executive compensation survey data from Mercer Human Resources Consulting, Hewitt Associates and Towers Watson and used Aon Hewitt to provide change of control and similar calculations for this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During 2011, the following directors were members of the P&O Committee: Dr. Gayle and Messrs. Cahill, Johnson, Kogan, Lewis, Reinhard and Sadove. None of the members of the P&O Committee has been an officer of the Company and none were employees of the Company during 2011, and none had any relationship with the Company or any of its subsidiaries during 2011 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee recommends nominees for the Board of Directors, among other responsibilities. A copy of the charter of the Nominating and Corporate Governance Committee, which describes this and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the NYSE listing standards and in Colgate’s own, stricter director independence standards.

The Board selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged an international executive search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director nominees.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the committee in evaluating individual director candidates. This statement outlines the qualities needed for Board membership, including experience in the fields of business, education and public service, international experience, educational achievement, strong moral and ethical character and diversity. In addition, prospective directors must satisfy the Company’s director independence standards and be willing and able to devote sufficient time to discharge their duties. A copy of the Independent Board Candidate Qualifications is available on the Company’s website at www.colgatepalmolive.com.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director in accordance with the information and timely notice requirements of the Company’s by-laws relating to stockholder nominations as described in “Other Information—Nominations for Director.” The Nominating and Corporate Governance Committee has approved ten director nominees for election at the 2012 Annual Meeting, nine of whom are standing for reelection. Mr. Arora, who joined the Board in March 2012, was recommended by a third party international executive search firm.

The foregoing report has been submitted by the members of the Nominating and Corporate Governance Committee: Delano E. Lewis (Chair), Helene D. Gayle, Ellen M. Hancock and Joseph Jimenez.

Audit Committee Report

The Audit Committee is composed of four independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined by the SEC. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes, including the Company’s internal control over financial reporting and the Company’s Internal Audit function. The committee also oversees the Company’s Global Ethics and Compliance function and the Company’s enterprise risk management process. A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries and the results of their operations and cash flows in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements as of and for the year ended December 31, 2011 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. The Audit Committee met eight times in 2011.

The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditors’ assessment of the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee has received the written disclosures of the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm, and received a letter from them confirming, their independence from management and the Company. The Audit Committee also met with management and the independent registered public accounting firm together and separately to discuss matters related to the design and operating effectiveness of the Company’s internal control over financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: John T. Cahill (Chair), Ellen M. Hancock, Richard J. Kogan and Stephen I. Sadove.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation paid to the executive officers listed in the Summary Compensation Table of this Proxy Statement (the “Named Officers”), namely Ian Cook (Chairman, President and Chief Executive Officer), Dennis J. Hickey (Chief Financial Officer), Michael J. Tangney (retired Vice Chairman), Fabian T. Garcia (Chief Operating Officer, Global Innovation and Growth, Europe & Hill’s Pet Nutrition) and Franck J. Moison (Chief Operating Officer, Emerging Markets & South Pacific). The key principles underlying the Company’s compensation philosophy are pay for performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining strong talent. In 2011 70-90% of total compensation paid to the Named Officers was performance-based. Annual and long-term incentive award payments vary based on the Company’s business performance and equity compensation awards also vary based on the performance of the Company’s common stock. This direct link between incentive payouts and achievement of business goals has helped drive the Company’s strong and consistent performance year after year, as shown by the following charts, which demonstrate that cumulative total shareholder returns on the Company’s common stock have exceeded the S&P 500 Index for each of the twenty-year, ten-year, five-year and one-year periods ended December 31, 2011 and have exceeded the cumulative total shareholder returns of a group of peer companies composed of Avon Products, Inc., The Clorox Company, Kimberly-Clark Corporation, The Procter & Gamble Company and Unilever (N.V. and plc) (the “Industry Peer Group”) for all but one of these periods.

The Company believes that awards to executive officers should vary based on the degree to which performance objectives are achieved. The following charts demonstrate the strong link between compensation and the Company’s business performance, illustrating the growth in the Company’s as adjusted non-GAAP earnings per share (a non-GAAP financial measure), a key performance measure in the Company’s compensation program, and the total direct compensation of Colgate’s CEO over the past three years.

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Please see Annex A to the Proxy Statement for a reconciliation of as adjusted non-GAAP earnings per share to earnings per share calculated in accordance with GAAP and page 24 for an explanation regarding the components of “total direct compensation.”

Pay for Performance Relative to Peers

On an annual basis, the Global Human Resources function of the Company prepares for the Personnel and Organization Committee of the Board (the “P&O Committee”) a detailed analysis of the relationship between pay and performance for the Named Officers. The analysis includes a three-year historical review of the relationship between the compensation paid to the Named Officers and Company performance relative to both the Industry Peer Group and the compensation comparison group used in those years. The P&O Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”), also reviews with the committee on an annual basis its analysis of the linkage between pay and performance, particularly with regard to CEO compensation, and may conduct additional pay-for-performance analyses throughout the year at the P&O Committee’s request. These reviews show a very strong link between Company pay and Company performance in terms of various key operating measures and total shareholder return. For example, during the three-year period from 2009-2011, the Company’s average total shareholder return, earnings per share growth, net sales growth and return on sales were between the 44th and 88th percentiles versus the Company’s compensation comparison group and total direct compensation of the Company’s CEO in 2011 was at the 36th percentile of the compensation comparison group.

2011 Pay for Performance Overview

The P&O Committee selected the following performance measures to assess the performance of the Named Officers in 2011 and in the three-year performance period ending in 2011:

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For annual incentive awards (paid in the form of cash bonuses): growth in earnings per share over the prior year and volume growth relative to the weighted average volume growth (by revenue) of the Industry Peer Group;

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For long-term incentive awards (paid in the form of performance-based restricted stock): compound annual growth in net sales and earnings per share, each measured over the three-year performance period from 2009-2011 against targets established at the beginning of each three-year performance period; and

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For a supplemental long-term incentive award (also paid in the form of performance-based restricted stock): total shareholder return relative to the Industry Peer Group measured over the three-year performance period from 2009-2011.

The earnings-per-share measure (used for both annual and long-term incentive awards) was selected to ensure a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. The net sales measure (used for long-term incentive awards) and the volume measure (used for annual incentive awards) together reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to shareholders. Because the volume growth measure is relative to the Industry Peer Group, it also adds a relative performance measure. The Named Officers were eligible for a supplemental long-term incentive award if the Company’s total shareholder return during the 2009-2011 performance period was one of the top two when compared with the total shareholder return of the Industry Peer Group, which adds an additional relative performance measure.

Annual Incentive Awards. Based on achieving Base Business Earnings Per Share (as defined below) of $5.03 and the relative volume growth measure in 2011, annual bonuses were 99.3% of salary for the Named Officers other than the CEO and 212.9% of salary for the CEO (reflecting the Board’s desire for the CEO’s incentive compensation to represent a larger portion of his compensation mix). These awards were paid at approximately the 29th to the 56th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-Term Incentive Awards. Actual compounded annual growth in net sales and Base Business Earnings Per Share for the 2009-2011 performance cycle were 3.0% and 9.1%, respectively. Based on this performance, restricted stock awards to the Named Officers for the 2009-2011 performance cycle were 73.4% of their individual assigned award opportunities. This percentage payout represents a decrease of 48.2% versus the percentage payout of 141.8% for the 2008-2010 cycle, during which growth in net sales and earnings per share were 4.1% and 12.9%, respectively. For both cycles, compounded annual growth in net sales and Base Business Earnings Per Share of 6% and 11%, respectively, were required to achieve a payout at 100% of the assigned award opportunity. These targets were set at the beginning of each three-year performance cycle and were not revised to reflect the Company’s 2011 strategy to invest in the business to strengthen volume and market share while achieving lower earnings-per-share growth than in prior years.

The Company’s total shareholder return of 45.7% for the 2009-2011 performance cycle did not qualify the Named Officers for the supplemental award described above because it was not one of the two highest in the Industry Peer Group. The Company’s total shareholder return was the highest in the Industry Peer Group for the 2008-2010 performance cycle so the Named Officers did receive the supplemental award for that period.

This variability in payout percentages reflects the Company’s philosophy that awards to executives should vary based on the degree to which performance objectives are met or exceeded. For the 2009-2011 performance cycle, while compounded annual growth in net sales and Base Business Earnings Per Share was significant, the compounded annual growth rate was 26.8% less in the case of net sales and 29.5% less in the case of Base Business Earnings Per Share than the 2008-2010 performance period. The degree of achievement against performance goals for the 2009-2011 performance cycle contributed significantly to a reduction in the CEO’s total direct compensation in 2011 versus 2010, from $13,342,212 in 2010 to $10,617,717 in 2011. For purposes of this CD&A, Mr. Cook’s total direct compensation includes for each year Mr. Cook’s year-end salary, the amounts shown in the Summary Compensation Table in the columns “Option Awards,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” and the restricted stock award for the three-year performance cycle ending in that year, consistent with the way the P&O Committee analyzes Mr. Cook’s compensation.

The long-term incentive awards are made in the form of restricted stock units, which are subject to additional time vesting. The combination of an additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results and commitment to pay for performance.

In 2011, the P&O Committee also approved annual stock option awards for the Named Officers. These awards were either at or within 18% of the guideline award levels, which are established annually based on a review of market data, historical stock price performance, expected award values and share utilization.

Additional Compensation Program Highlights

As highlighted below and described in greater detail throughout the CD&A, we believe Colgate’s executive compensation program is reasonable, is competitive with its peers, aligns the interests of its executives with its stockholders and does not encourage excessive risk-taking.

Stockholder Support for Executive Compensation Programs. The Company’s proposal regarding an advisory vote to approve executive compensation at the 2011 Annual Meeting of Stockholders received a vote of 94.6% in favor of the proposal, evidencing strong support of the Company’s executive compensation programs.

Non-Performance-Based Compensation Elements are Reasonable. Executive perquisites are modest and represent less than 1% of the total compensation for each Named Officer reflected in the Summary Compensation Table.

No Tax Gross-Ups on Perquisites. Any personal income taxes due as a result of perquisites provided to executives are the responsibility of the executives.

No Single Trigger Severance Payments under the Company’s Severance Plan. Severance payments under the Company’s severance plan are payable only if an executive’s employment is terminated (actually or constructively) following a change in control. In addition, the plan does not provide for tax gross-ups.

No Executive Employment Agreements. The Company does not have employment agreements with its Named Officers, meaning they are not entitled to minimum base salaries, guaranteed bonuses or guaranteed levels of equity or other incentives.

Compensation Programs Are Competitive with Peers. Colgate regularly benchmarks its compensation programs and designs the programs to compensate employees at the median level, with above median payouts for exceptional performance.

Incentives Do Not Encourage Excessive Risk-Taking. The Company’s incentive programs do not contain features that may encourage excessive risk-taking, such as multi-year guaranteed bonuses, high pay opportunities relative to peer companies or mega annual equity grants. In addition, the Company utilizes multiple performance metrics for long-term incentives.

Stock Ownership Guidelines and Hedging Policy Align Executives and Stockholders. The Board has established minimum stock ownership guidelines for members of senior management. Increased during the first quarter of 2012, these guidelines now require the CEO to own Colgate stock equal in value to eight times his annual salary, and require the other Named Officers to hold Colgate stock in amounts equal to four times their annual salaries. In addition, Colgate’s hedging policy prohibits the Named Officers from engaging in transactions that hedge against declines in the value of Colgate’s stock, strengthening the alignment between stockholders and executives. All of the Named Officers are in compliance with these policies.

No Backdating or Repricing of Stock Options. The Company makes annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

Clawback Policy Adopted. In the first quarter of 2012, the Board adopted a clawback policy that would permit recoupment of incentive awards made to executive officers if the financial results on which such awards were based were subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

Compensation Philosophy

Colgate believes that people are the most important driver of its business success and, accordingly, views compensation as an important tool to motivate leaders at all levels of the organization. Outlined below are the principles underlying Colgate’s executive compensation programs and examples of specific program features used to implement those principles:

Deliver pay for performance:	•	Payouts vary based upon the degree to which performance measures are achieved.
	•	Multiple performance measures are used to ensure a focus on overall Company performance.
	•	Colgate does not guarantee minimum base salaries, bonuses or levels of equity or other incentives for its Named Officers, through employment agreements or otherwise.
Drive strong business results:	•	Selecting performance measures, such as growth in net sales, earnings per share and volume, that are key metrics for investors fosters profitable growth and increases shareholder value.
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Using performance measures tied to Colgate’s operating goals, the achievement of which the Named Officers have the ability to influence, motivates the Named Officers to achieve strong business results.

Focus on long-term shareholder return:	•	Colgate’s performance-based restricted stock award program has a three-year performance period followed by an additional three-year vesting period, driving a focus on long-term results.
	•	A significant portion of the Named Officers’ total compensation is paid in equity (45-65% in 2011), aligning the interests of the Named Officers with those of stockholders.
	•	Stock ownership guidelines require significant levels of stock ownership, further strengthening the focus on long-term shareholder return.
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Colgate provides a supplemental performance-based restricted stock award to the Named Officers if Colgate’s three-year total shareholder return is one of the top two when compared to the Industry Peer Group, directly tying a portion of the Named Officers’ compensation to relative shareholder return.

Attract, motivate and retain strong talent:	•	Colgate regularly benchmarks its compensation programs and designs the programs to compensate executives at the median level, with above median payouts for exceptional performance.
	•	Individual performance influences salary increases, motivating the Named Officers to perform at the highest levels.
	•	Colgate rewards employees for strong performance, including through supplemental awards based on total shareholder return and volume growth when Colgate outperforms its peers.

The P&O Committee devotes substantial time and attention throughout each year to executive compensation matters to ensure that compensation is aligned with the Company’s performance and the best interests of stockholders. As discussed in more detail below, the P&O Committee’s well-balanced and disciplined approach includes regular reviews with its independent compensation consultant (as described below) and careful benchmarking to ensure that Colgate’s overall compensation program is effective in attracting, retaining and motivating high quality talent and that compensation is supported by underlying performance and is reasonable relative to the Company’s peers. In reviewing and approving compensation for the Named Officers, the P&O Committee considers all material components of compensation as well as comprehensive reports that provide background on market practices. The purpose of these materials is to bring together all of the elements of actual and potential future compensation of the Named Officers, so that the P&O Committee may review individual elements of compensation, including compensation mix, as well as the aggregate amount of total compensation.

In designing its compensation programs, the Company seeks to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent consistent with the primary objectives of the compensation program outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock programs are deductible under Section 162(m).

This CD&A discusses the compensation paid to the Named Officers. The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different levels and job responsibilities. The Company believes that this approach helps to align Colgate people into one global team sharply focused on the Company’s performance objectives and key strategic initiatives.

Role of Independent Compensation Consultant

In addition to the annual review of the pay-for-performance analysis prepared by the Company’s Global Human Resources function discussed above, the P&O Committee regularly reviews the Company’s executive compensation programs with the P&O Committee’s independent compensation consultant, F.W. Cook & Co., which was retained beginning in August 2008 to advise the P&O Committee with respect to CEO compensation and other executive compensation matters. As a first step in supporting the P&O Committee, F.W. Cook & Co. conducted an introductory review of Colgate’s executive compensation programs and advised the P&O Committee that it found the programs to be structurally sound, fair and balanced in comparison to similarly situated companies and to effectively support Colgate’s business strategy and executive compensation philosophy as described herein. Since conducting this initial review, F.W. Cook & Co. has been actively involved in advising the P&O Committee on the setting of target compensation levels, the design of the Company’s variable incentive plans, the setting of applicable performance goals and ensuring that there is a strong positive relationship between earned compensation and performance, as measured by operating results and changes in shareholder value.

CEO Compensation Review

In 2011, the P&O Committee worked with F.W. Cook & Co. to determine the appropriate level of direct compensation for Mr. Cook, based on his individual and overall Company performance. Based on this review, which also took into account Colgate’s compensation philosophy, competitive data from the Comparison Group (described below) and market trends, the P&O Committee determined to increase modestly Mr. Cook’s salary, which had not increased since 2008, but not to make any changes to Mr. Cook’s annual or long-term incentive targets. Because Mr. Cook did not receive salary increases in 2009 or 2010, the competitiveness of his salary had decreased over time though the Company, under Mr. Cook’s leadership, continued to achieve strong financial and business performance. As a result, the P&O Committee determined that a salary increase was warranted. Based upon the Company’s strong performance under Mr. Cook’s leadership, the P&O Committee concluded that the annual and long-term incentive targets, which remained consistent with the Committee’s targeted competitive positioning, continued to be appropriate to hold Mr. Cook accountable for the successful operation of the Company in 2011.

Accordingly, as in 2008, 2009 and 2010, Mr. Cook’s target direct compensation (salary, annual bonus and long-term incentives) was set at the median of the Comparison Group for 2011, with the possibility of above-median compensation based on exceptional performance and below median compensation if performance fell below expectations. In addition, for 2011, the P&O Committee decided to set the cash portion of Mr. Cook’s target direct compensation (salary and annual bonus) below median and the long-term equity incentive portion (stock options and restricted stock) above median to ensure a strong link between pay and long-term performance. In making these determinations, the P&O Committee worked together with the other independent directors of the Board.

The Compensation Comparison Group

Colgate uses comparative compensation data from a group of other leading companies, referred to in this CD&A as the “Comparison Group,” as a point of reference in designing its compensation programs and in setting compensation levels. Colgate does not use this data as a single determinative factor but rather as an external check to verify that its compensation programs are reasonable and competitive in light of compensation levels at similarly situated companies.

The Comparison Group is selected to represent both the Company’s peer companies from a performance perspective as well as the market for executive talent in which the Company competes. It consists primarily of consumer products companies with product portfolios primarily consisting of globally recognized brands, including those companies making up the Industry Peer Group and other select companies that are similarly situated to the Company in terms of overall size or performance against relevant measures. The Company’s revenues approximate the median, and market capitalization falls between the median and the 75th percentile, of the Comparison Group. The companies comprising the Comparison Group are approved by the P&O Committee after taking into account observations and recommendations of management and the Committee’s independent compensation consultant. For 2011, the Comparison Group, which remained unchanged from the prior year, consisted of the following 18 companies:

Comparison Group

3M Company	H.J. Heinz Company
Anheuser-Busch InBev	Johnson & Johnson
Avon Products, Inc.	Kellogg Company
Campbell Soup Company	Kimberly-Clark Corporation
The Clorox Company	Kraft Foods, Inc.
The Coca-Cola Company	PepsiCo, Inc.
ConAgra Foods, Inc.	The Procter & Gamble Company
The Estee Lauder Companies, Inc.	Sara Lee Corporation
General Mills, Inc.	Unilever

Benchmark compensation data is collected for these companies for all of the Company’s three primary compensation components (base salary, annual incentive pay and long-term incentive pay), both individually and in the aggregate, as well as for indirect compensation elements such as perquisites and retirement benefits.

Compensation Components

Compensation Mix

Colgate’s executive compensation programs consist of the following three primary components:

•	Base salary;

•	Annual incentives paid in the form of cash bonuses; and

•	Long-term incentives paid in the form of stock options and performance-based restricted stock.

In allocating compensation among these three components, the Company seeks to provide reasonable and competitive levels of fixed compensation (i.e., salary), while emphasizing performance-based compensation that varies based on overall Company or business unit performance and/or the performance of the Company’s common stock. Accordingly, as the following chart illustrates, of the compensation paid for 2011, base salaries for the Named Officers other than the CEO represented approximately 25-30% of the three compensation components noted above, and incentive compensation, both annual and long-term, represented approximately 70-75%, while the base salary for Mr. Cook represented approximately 10% of the three components noted above and incentive compensation represented approximately 90%.

The mix between annual incentive pay (cash bonus) and long-term incentives (stock options and restricted stock) is determined based on competitive practice (as discussed in the Compensation Comparison Group section above) and Colgate’s desire to focus, first, on long-term performance and shareholder value and, second, on annual performance. Within the long-term incentive category, the target mix for the Named Officers is weighted more heavily towards stock options because such awards provide value to executives only to the extent that the Company’s stock price appreciates, thereby providing an effective link to changes in shareholder value that align the interests of executives and stockholders. The Company’s compensation philosophy and competitive practice also drive determinations about total compensation levels for the Named Officers.

In addition to the three primary components of compensation discussed above, the Company provides its executive officers, including the Named Officers, with certain perquisites. These perquisites are modest and represent less than 1% of the total compensation for each Named Officer shown in the Summary Compensation Table. At the level of the Named Officers, such perquisites consist primarily of an annual allowance of up to $11,500 to be used for financial planning or tax preparation and planning, an annual physical exam and, in the case of Mr. Cook, the use of a Company car and driver. The Company implemented this allowance plan, which is available to approximately 800 employees with allowance amounts varying based on salary grade level, over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. For more information on perquisites provided to the Named Officers in 2011, see note 6 to the Summary Compensation Table. Any personal income taxes due as a result of these perquisites are the responsibility of the Named Officers.

The compensation and benefits payable to the Named Officers in the event of retirement, severance and change in control are described on pages 43 to 45 and 49 to 51. The Company’s retirement programs are designed to provide the Company’s long-service, retiring employees with fair and adequate replacement income based on then-prevailing market practice. The Named Officers participate in the same retirement programs that are available to other U.S. employees, with supplemental benefits provided to make up benefits under plans that are subject to certain limits under the Internal Revenue Code. Retirement benefits for four of the five Named Officers are calculated based on a formula available to salaried employees who were employed by the Company on June 30, 1989. The Company’s severance program is designed to provide participants with reasonable compensation if their employment is terminated in the event of a change in control or at the Company’s convenience other than for cause. The potential payments and benefits under these various programs did not influence the decisions discussed in the balance of this CD&A regarding the setting of salary, annual bonus and long-term incentives for the Named Officers since these programs serve very different purposes.

Base Salary

Base salaries for the Named Officers and all other employees are based on established salary ranges for each grade level. The CEO’s salary is set independently by the P&O Committee, without the involvement of the CEO. The P&O Committee reviews salaries for the other Named Officers based on recommendations from the Global Human Resources function and the CEO in accordance with the established salary ranges and the guidelines described below.

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for key contributors to the success of the Company and long-tenured exceptional performers. Setting salaries in the median range or above mitigates pressure that might otherwise exist to support short-term focused or higher-risk business strategies if fixed compensation were set materially below market rates.

Decisions regarding where in the range a particular individual’s salary should be and whether he or she should be granted a salary increase during the year are based on the following factors:

•	Colgate’s annual salary budget guidelines;

•	Company or business unit performance, as applicable;

•	Assumption of new responsibilities;

•	Data from the Comparison Group; and

•	Individual performance, elements of which include:

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the individual’s ability to translate the Company’s four strategic initiatives (Engaging to Build Our Brands, Effectiveness and Efficiency, Innovation for Growth and Leading to Win) into specific strategies applicable to his or her function, to communicate those strategies clearly and effectively to his or her team and, working with his or her team, to deliver results against those strategies that help the Company achieve its performance objectives and strategic initiatives; and

•	other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate products, geographic expansion and increases in productivity.

All of the Named Officers are high-performing executives, most of them with long tenure at the Company. Accordingly, salaries for the Named Officers other than Mr. Cook ranged between approximately the 40th and 74th percentile of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company. The increases in the salaries of Messrs. Tangney, Garcia and Moison in 2011 were based on a qualitative assessment of these individuals’ performance (based on the factors described above) and were in accordance with the Company’s 2011 salary budget guidelines applicable to all employees. Mr. Hickey received a promotion in January 2011. The increase in his salary in 2011 was the result of this promotion and his assumption of new responsibilities.

Mr. Cook’s salary for 2011 was increased by 2.8%. Because Mr. Cook’s salary had not increased since 2008, the competitiveness of his salary had decreased over time though the Company, under Mr. Cook’s leadership, continued to achieve strong financial and business performance. His salary remains below the 50th percentile for CEOs in the Comparison Group because the P&O Committee has determined in Mr. Cook’s case to place greater emphasis on equity and long-term incentive compensation (performance-based restricted stock and stock options) than on cash compensation (salary and annual bonus) to provide an especially strong link between pay and performance.

Annual Incentives—Cash Bonuses

Award Opportunities. Cash bonuses, which are granted under the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”), are designed to reward performance over a one-year period against one or more pre-established performance measures set by the P&O Committee at the beginning of the year. Awards are determined by the P&O Committee based on audited financial results available early in the following year in accordance with a set formula based on achievement against the designated goals. The P&O Committee has discretion to adjust the calculated awards downward, but not upward.

Executives, including the Named Officers, are each assigned a bonus award opportunity, which is based on salary grade level, expressed as a percentage of base salary and generally set at or below the median of the Comparison Group. For 2011, Mr. Cook’s assigned bonus award opportunity was 150% of base salary, and the assigned bonus award opportunity for each of the other Named Officers was 70% of base salary. The formula-driven award payouts depend upon performance against the pre-established measures discussed below and range from zero, if performance falls below a threshold level, to a maximum of 1.5 times the assigned award opportunity for Mr. Cook and the other Named Officers. In 2011, the cap on Mr. Cook’s annual bonus was reduced from two times the assigned award opportunity to 1.5 times, in light of the Company’s business strategy to invest in the business to strengthen volume and market share while achieving lower earnings-per-share growth than in prior years. In addition, the annual bonuses for the Named Officers for 2011 were subject to a 10% adjustment based on performance against the pre-established relative volume growth measure discussed below. The annual bonuses for the Named Officers for 2011 also were subject to a 10% downward adjustment if certain key global ethics and compliance objectives were not met. These ethics and compliance objectives were achieved in 2011.

Performance Measures and Bonus Payouts. Earnings per share is the primary performance measure for annual bonuses for the Named Officers. In 2011, an additional performance measure based on volume growth relative to the weighted average volume growth (by revenue) of the Industry Peer Group was added. The earnings-per-share measure was selected to create a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. Earnings per share also is a key measure followed by investors. The volume measure was selected because it reflects the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to shareholders.

Pre-established EICP Plan procedures require the adjustment of the earnings-per-share measure for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and other unusual, non-recurring items (as adjusted, the “Base Business Earnings Per Share”). This practice is consistent with Colgate’s public filings, in which the impact of these items is discussed separately. The Base Business Earnings Per Share for 2011 excludes the gain from the sale of the Company’s laundry detergent business in Colombia and charges resulting from the implementation of various business realignment and other cost-saving initiatives, the sale of land in Mexico and a competition law matter in France related to a divested detergent business. For 2011, in order for the Named Officers to earn bonuses at the maximum level, Base Business Earnings Per Share had to be at least $5.08. The $5.08 goal was set based on the Company’s business strategy to invest in the business to strengthen volume and market share while achieving earnings-per-share growth at a lower rate than in prior years.

In 2011, annual bonuses for the Named Officers would be increased (subject to the cap discussed above) or decreased by 10% if Colgate’s volume growth exceeded or fell below the weighted average volume growth of the Industry Peer Group by at least 1%. The weighted average volume growth of the Industry Peer Group for 2011 was 2.0%.

Base Business Earnings Per Share was $5.03 in 2011, which was just under the level necessary to generate maximum awards. Colgate’s volume growth in 2011 of 3.4% exceeded the weighted average volume growth of the Industry Peer Group by at least 1% so the annual bonus for each of the Named Officers was increased by 10%. Therefore, bonuses for the Named Officers other than Mr. Cook were 99.3% of salary and for Mr. Cook was 212.9% of salary, or 141.9% of their assigned award opportunities. These awards were paid at approximately the 29th to the 56th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-term Incentives

Overview. Colgate’s long-term incentive compensation is designed to focus the Named Officers and other Colgate managers on shareholder value and to reward their contribution to the long-term growth and performance of the Company. Colgate uses two types of long-term incentives for the Named Officers, both paid in the form of equity: stock options and performance-based restricted stock. Stock options and performance-based restricted stock are used to balance and support all of the key objectives discussed on pages 25 to 26. Because compensation is solely dependent on appreciation in share price, stock options strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between the Named Officers and shareholders. Performance-based restricted stock ensures that payouts are tied directly to both changes in shareholder value and the achievement of critically important multi-year performance objectives. Due to the multi-year vesting requirements, all of Colgate’s long-term incentives support the goal of retaining the Named Officers.

Consistent with Colgate’s longstanding practice of encouraging stock ownership at all levels of the organization to reward employees for the long-term value they create and to create common interests between management and stockholders, long-term equity grants are the largest component of total compensation for the Named Officers. In general, following a review of the practices of the Comparison Group, long-term incentives are targeted at or below the median of the Comparison Group, with above-median awards available based on superior performance. In 2011, Colgate’s annual stock option and restricted stock utilization for all awards was 1.2% of outstanding stock, placing it just above the median, at the 54th percentile, of the Comparison Group based on the most recently available market data at the time these awards were granted.

Equity Grant Process and Policies. The Company makes annual equity awards at the same predetermined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. The calendar for such meetings is set in July of the preceding year. Equity awards for new hires or newly promoted employees or special awards for recognition or retention purposes are made at the next regularly scheduled Board or P&O Committee meeting after the hire, promotion or recognition or retention recommendation is made. The grant date of any award is the date of the Board or P&O Committee meeting, as applicable, at which such award is approved, and the grant price of any award is never less than the closing price of the Company’s common stock on the date of grant.

Stock Options

Overview. Stock options are granted under the stockholder-approved 2005 Employee Stock Option Plan. The number of stock options granted to individual executives is determined based on guidelines set for each salary grade level. Established annually, the stock option guidelines are determined based on a review of market data, historical stock price performance, expected award values and share utilization. Actual awards may vary from such guidelines based on a qualitative assessment of factors similar to those used to determine salary, including each individual’s performance, the performance of the business unit or function for which they are responsible and the assumption of new job responsibilities. (See discussion of salary beginning on page 29.) As with other compensation decisions, in the case of the CEO, the P&O Committee makes such assessment with the participation and concurrence of the other independent directors of the Board. In the case of the other Named Officers, the P&O Committee reviews, and approves awards taking into account the recommendations of the Global Human Resources function and the CEO.

Stock Option Grants. During 2011, stock option grants to Colgate’s Named Officers were either at or within 18% of the guideline award level. Variations from the guideline award level were based on strong individual, business unit and/or Company performance, recent promotions and internal pay equity considerations. See column (j) of the Grants of Plan-Based Awards Table for the number of stock options granted to the Named Officers in 2011. Mr. Cook’s award was consistent with the pre-established guideline.

Performance-Based Restricted Stock Awards

Award Opportunities. Performance-based restricted stock awards are made to executive officers, including the Named Officers, under the stockholder-approved EICP Plan.

Each year, at the beginning of a three-year measurement cycle, the P&O Committee approves a set of performance goals and assigns each Named Officer a restricted stock award opportunity, expressed as a percentage of the mid-point of the salary range for his grade level. The Named Officers are also eligible for a supplemental award equal to 25% of their assigned award opportunities based on total shareholder return versus the Industry Peer Group. At the conclusion of each three-year cycle, actual performance is measured against the pre-established performance goals to determine the award value. The award value is calculated in dollars and then converted into restricted stock awards by dividing the dollar value by the then-current share price. As with annual bonuses, the P&O Committee has discretion to adjust the calculated awards downward, but not upward. Awards are made in the form of restricted stock units, which are subject to a three-year vesting period during which time the recipient must remain employed by the Company unless he or she is eligible for retirement. At the conclusion of the vesting period, awards are distributed in the form of shares of common stock. The combination of this additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results and commitment to pay for performance.

As noted above, assigned award opportunities are set as a percentage of the midpoint of the salary range for the executive’s grade level and are expressed in dollars. For the 2009-2011 measurement cycle, Mr. Cook’s assigned award opportunity was 285% of his salary grade midpoint, and the assigned award opportunity for the other Named Officers ranged from 115% to 125% of salary grade midpoint. Depending upon performance against the pre-established measures discussed below, including the supplemental measure based on total shareholder return versus peers, actual award payouts range from zero, if performance falls below a certain level, to a maximum of two times the assigned award opportunity.

Performance Measures and Award Payouts. The performance measures used are compounded annual growth in net sales and earnings per share over the three-year measurement period. The earnings-per-share measure is subject to the same required adjustments applicable to the annual incentive awards discussed on page 30. The two measures of net sales and earnings-per-share growth were chosen based on the Company’s view that together they reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to shareholders.

A “Profitable Growth Matrix,” approved by the P&O Committee for each performance cycle, sets forth the percentage of the assigned award opportunity that will be paid for various levels of compounded annual growth in net sales and earnings per share over the three-year measurement period. The payout levels reflected in the Profitable Growth Matrix are selected to support the sales and earnings-per-share goals that the Company has set for itself in its multi-year strategic plan. For the 2009-2011 cycle, a payout at 100% of the assigned award opportunity required compounded annual growth in net sales and Base Business Earnings Per Share over the three-year period of 6% and 11%, respectively. Actual compounded annual growth in net sales and Base Business Earnings Per Share for the 2009-2011 cycle were 3.0% and 9.1%, respectively. This resulted in awards at 73.4% of the assigned award opportunity. (See note 2 to the Grants of Plan-Based Awards Table for the number of restricted shares granted to each Named Officer in respect of the 2009-2011 cycle.)

The Named Officers are also eligible for a supplemental award based on total shareholder return versus peers over the same three-year period, which adds a relative performance measure. If the Company’s total shareholder return during the period, defined as stock price appreciation plus dividends accrued, is one of the top two when compared with the total shareholder return of the five companies making up the Industry Peer Group plus the Company, a supplemental award equal to 25% of an individual’s assigned award opportunity may be made. For the 2009-2011 cycle, the Company’s total shareholder return was the third highest in the Industry Peer Group, so the Named Officers did not receive the supplemental award.

Since awards for the 2009-2011 cycle were granted in March 2012, after results for the 2009-2011 period were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table, which reflects awards granted during 2011, 2010 and 2009. The percentage payout versus assigned award opportunities for the Named Officers for the award cycles that are reflected in column (e) of the Summary Compensation Table was 141.8% for the 2008-2010 cycle, 167.3% for the 2007-2009 cycle and 162.4% for the 2006-2008 cycle. The same performance measures described above applied for these prior cycles. The variability in payout percentage among the cycles reflects the Company’s philosophy that awards to executives should vary based on the degree to which performance objectives are met or exceeded.

Restricted Stock Terms. For all of the Named Officers other than Mr. Tangney, the above restricted stock awards vest and are distributed as shares of common stock three years from the date of the award. Awards are forfeited if the recipient terminates his or her employment with the Company, other than through retirement, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including restricted stock awards, see page 51. Because Mr. Tangney retired from the Company on February 1, 2012, before the performance-based restricted stock awards were granted, his award for the 2009-2011 performance period was paid in cash, rather than in restricted stock. Recipients of restricted stock awards do not have voting rights or receive dividends until the awards vest. During the vesting period, since the performance goals for the applicable measurement cycle have been met, even though the award is subject to a further vesting requirement, dividend equivalents in the form of additional shares of restricted stock accrue at the same rate that dividends are paid on the Company’s common stock, to be distributed as shares together with the underlying award.

Other Awards

The P&O Committee has the authority under the EICP Plan to make additional discretionary awards of cash, common stock, restricted stock or a combination thereof. Using this discretion, the P&O Committee in 2011 granted an award of 2,200 shares of restricted stock to Mr. Moison to recognize his contribution and to help ensure his continued service to the Company.

Stock Ownership Guidelines

To further align the interests of the Company’s officers with those of its stockholders and ensure a long-term perspective, the Board has established minimum stock ownership guidelines for members of senior management. In the first quarter of 2012, the Board increased these guidelines for certain categories of officers. The CEO is now required to own Colgate stock equal in value to eight times (rather than five times) his annual salary, and the other Named Officers now must hold Colgate stock in amounts equal to four times (rather than three times) their annual salaries. Other senior managers of the Company are subject to ownership requirements of one or two times their annual salary. Executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers are in compliance with this policy.

As discussed above, in 2011, the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. During 2011, all of the Named Officers were in compliance with this policy.

Advisory Vote on Executive Compensation

The Company was pleased to receive a vote of 94.6% in favor of the proposal regarding the advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders. The P&O Committee reviewed the overall vote results and the votes of its top 30 institutional shareholders who were required to report their voting records, all of whom voted in favor of the proposal. Based on this review, the Committee determined no stockholder outreach or changes to the Company’s compensation programs were warranted.

Conclusion

In summary, the Company believes that strong executive performance is vital to strong Company performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased compensation when performance objectives are exceeded, provided that there is appropriate downward adjustment if performance objectives are not met.

P&O Committee Report

The P&O Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Richard J. Kogan (Chair), John T. Cahill, Helene D. Gayle, Delano E. Lewis, J. Pedro Reinhard and Stephen I. Sadove.

Summary Compensation Table

The following table shows the compensation of the Company’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Officers”) for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ian Cook	2011	$1,171,467	—	$4,647,563	$4,235,754	$2,516,313	$1,272,000	$277,741	$14,120,838
Chairman of the Board,	2010	$1,150,000	—	$5,483,348	$3,904,752	$3,381,000	$1,200,000	$258,897	$15,377,997
President and Chief	2009	$1,150,000	—	$5,299,596	$4,282,223	$3,450,000	$2,753,575	$225,004	$17,160,398
Executive Officer

Dennis J. Hickey	2011	$663,000	$500,000 [8]	$386,126	$536,927	$665,014	$926,929	$81,677	$3,759,673
Chief Financial Officer[7]

Michael J. Tangney	2011	$855,767	—	$1,247,841	$894,878	$855,629	$2,065,547	$107,043	$6,026,705
Retired Vice Chairman[9]	2010	$838,933	—	$1,472,294	$824,948	$771,076	$1,668,904 [10]	$95,696	$5,671,851
	2009	$824,533	—	$1,390,574	$904,695	$806,149	$2,303,434	$112,338	$6,341,723

Fabian T. Garcia	2011	$811,733	—	$1,247,841	$775,561	$811,625	$77,532	$135,793	$3,860,085
Chief Operating Officer,	2010	$790,900	—	$1,293,025	$714,955	$700,104	$105,161	$100,764	$3,704,909
Global Innovation and	2009	$736,867	—	$2,408,729	$741,850	$653,417	$79,113	$88,255	$4,708,231
Growth, Europe & Hill’s Pet Nutrition

Franck J. Moison	2011	$749,367	—	$1,298,289	$775,561	$749,246	$1,437,760	$98,479	$5,108,702
Chief Operating Officer,	2010	$728,633	—	$1,752,707	$714,955	$523,066	$1,757,958	$240,851	$5,718,170
Emerging Markets & South Pacific	2009	$661,733	—	$1,068,298	$663,443	$700,980	$1,362,694	$3,503,290 [11]	$7,960,438

Notes to the Summary Compensation Table

[1]

Bonus. Except as described in note 8 below, cash bonuses are awarded based on specific pre-established performance measures and therefore are reported in column (g) under Non-Equity Incentive Plan Compensation.

[2]

Stock Awards. This column reflects the aggregate grant date fair value of restricted stock awards made to the Named Officers in the years reported. The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant, which is the closing stock price on the date of grant. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 32 to 33 of the CD&A and the Grants of Plan-Based Awards Table.

[3]

Option Awards. This column reflects the aggregate grant date fair value of stock option awards granted to each of the Named Officers in the years reported. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 7 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011. For more information regarding these awards, including their terms and conditions, see pages 31 to 32 of the CD&A and the Grants of Plan-Based Awards Table.

[4]

Non-Equity Incentive Plan Compensation. As discussed more fully on pages 30 to 31 of the CD&A, the Named Officers earn cash bonuses under the stockholder-approved EICP Plan based on one or more pre-established performance measures. For 2011, for all of the Named Officers the performance measures are growth in earnings per share and volume growth relative to the weighted average volume growth (by revenue) of the Industry Peer Group. For 2009 and 2010, for Named Officers with corporate-wide responsibilities (Mr. Cook), the performance measure was growth in earnings per share. Officers with divisional responsibilities (Mr. Moison) were assigned net sales and net profit-after-tax targets specific to their divisions. For officers with both corporate-wide and divisional responsibilities (Mr. Tangney and Mr.

(Notes continued on next page)

Garcia), the primary performance measure was earnings per share, but they were also assigned net sales and net-profit-after-tax targets specific to their divisions. These bonuses were awarded and paid after actual financial results for the years for which performance was measured were known early in the following year. See the Grants of Plan-Based Awards Table for more information regarding 2011 bonuses.

[5]

Change in Pension Value. This column reflects the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”) and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”) from December 31, 2010 to December 31, 2011, December 31, 2009 to December 31, 2010 and December 31, 2008 to December 31, 2009, as applicable. For Messrs. Cook, Hickey, Tangney and Moison, whose benefits are calculated under the final average earnings formula discussed on page 44, the year-over-year changes are attributable to changes in compensation, an increase in years of service with the Company, changes to the discount rate and, for 2011, changes in mortality assumptions. For Mr. Tangney, the changes in the actuarial present value as of December 31, 2010 and December 31, 2011 are also attributable to actuarial increases resulting from his service beyond the normal retirement age under the Retirement Plan (age 65). The discount rates used to determine the present value of the benefits as of December 31, 2011, December 31, 2010, December 31, 2009 and December 31, 2008 were 4.9%, 5.3%, 5.75% and 6.3%, respectively. For more information about the discount rate and how it is calculated, see “Critical Accounting Policies and Use of Estimates” and Note 9 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011. In addition, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to the limits described under “Retirement Plans.” For Mr. Garcia, the year over year changes reflect additional amounts credited to his account by application of the PRA Formula, as discussed on page 44. This column also includes the following amounts of above-market interest earned under the Company’s Supplemental Savings and Investment Plan, as described on page 47: Mr. Hickey—$1,552; Mr. Tangney—$3,465; Mr. Garcia—$900; and Mr. Moison—$534.

[6]

All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amounts paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2011 were:

Named Officer	Company Contributions to Savings and Investment 401(k) Plan (a)	Company Allocations to Supplemental Savings and Investment Plan (b)	Value of Company- Paid Life Insurance Premiums	Perquisites and Other Personal Benefits (c)
Ian Cook	$35,175	$181,904	$2,550	$58,112
Dennis J. Hickey	$32,809	$35,692	$1,676	$11,500
Michael J. Tangney	$34,698	$58,295	$2,550	$11,500
Fabian T. Garcia	$41,424	$79,386	$2,500	$12,483
Franck J. Moison	$34,393	$49,894	$2,192	$12,000

(a)

This column reflects Company contributions to the Named Officers’ accounts under the Colgate-Palmolive Company Employees Savings and Investment Plan (“Savings and Investment Plan”), a broad-based employee stock ownership and 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Common Stock pursuant to the following programs: Company match, profit-sharing accounts and additional allocations as a result of participation in the Company’s bonus savings and income savings programs. The plan also includes Company contributions under the Company’s retirement programs. The amounts shown represent the value of such contributions at the time of allocation to the Named Officers’ accounts.

(b)

This column reflects Company allocations to the Colgate-Palmolive Company Supplemental Savings and Investment Plan (“Supplemental Savings and Investment Plan”), a plan available to all U.S. employees who are not able to receive the full Company matching or retirement contributions pursuant to the Savings and Investment Plan due to certain Internal Revenue Service (“IRS”) limits.

(Notes continued on next page)

Amounts allocated by the Company to the Named Officers’ and other employees’ accounts under this plan are equal only to the amount of the Company matching and/or retirement contributions in excess of these IRS limits.

(c)

This column consists of: (i) a pre-determined annual allowance available to approximately 800 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives, (ii) personal use of a car and driver for Mr. Cook, (iii) an annual physical exam for Mr. Garcia and (iv) tax preparation services for Mr. Moison, who formerly served as President-Colgate Europe in Switzerland, in connection with his relocation to the United States from Switzerland.

Each of the Named Officers received the pre-determined allowance, described in (i) above, of $11,500 during 2011. The pre-determined allowance may be used as reimbursement for a number of qualified expenditures, including legal, financial or tax counseling. The Company implemented this allowance plan over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Mr. Cook was $46,612, valued as a proportionate amount of the cost of the annual lease, driver and related operating expenses. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

[7]	Mr. Hickey was appointed Chief Financial Officer effective January 1, 2011.

[8]

In February 2009, Mr. Hickey was awarded a cash retention bonus, which was payable in February 2011 if he remained an employee of the Company. Mr. Hickey satisfied this condition and therefore this retention award vested and was paid in February 2011.

[9]	Mr. Tangney retired from the Company effective February 1, 2012.

[10]

The amount reported for Mr. Tangney’s change in pension value for 2010 in the proxy statement for the 2011 Annual Meeting of Stockholders was $528,429. This amount was under-reported by $1,140,475 due to a calculation error. Because Mr. Tangney’s age exceeded the normal retirement age under the Retirement Plan, the value of his pension benefits in 2010 should have included the actuarial equivalent of the benefit Mr. Tangney would have received had he retired at normal retirement age.

[11]

For 2009, this amount includes amounts paid to Mr. Moison under the Company’s International Assignment Policy, which applies to all Company employees who accept international assignments at the Company’s request and are classified as expatriate employees. The Company’s International Assignment Policy is designed to develop leaders with broad-based international experience by promoting global career mobility and ensuring consistent and equitable treatment for the Company’s global expatriate employees. Under the policy, an expatriate employee is paid on a net, after-tax basis after withholding for estimated U.S. taxes. The Company pays an expatriate employee’s income and social insurance taxes attributable to Company income in the employee’s host country and the Company uses the amount of estimated U.S. taxes withheld to help cover these obligations. From 2004 to 2007, Mr. Moison served as President, Colgate-Europe in Switzerland. In 2009, the Company paid on Mr. Moison’s behalf the taxes he owed in Switzerland on the compensation he received from the Company during this period and reimbursed him for income taxes due in the United States as a result of that payment.

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, stock options and restricted stock awards that are reflected in the Summary Compensation Table for 2011 and that were granted to the Named Officers either during, or with respect to services rendered in, 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Ian Cook	2/24/11				$1,081,575	$3,277,500	$6,555,000				$4,647,563
	9/8/11								355,000	$90.46	$4,235,754
	3/8/12	$—	$1,773,300	$2,659,950

Dennis J. Hickey	2/24/11				$89,859	$272,300	$544,600				$386,126
	9/8/11								45,000	$90.46	$536,927
	3/8/12	$—	$468,650	$702,975

Michael J. Tangney	2/24/11				$290,400	$880,000	$1,760,000				$1,247,841
	9/8/11								75,000	$90.46	$894,878
	3/8/12	$—	$602,980	$904,470

Fabian T. Garcia	2/24/11				$290,400	$880,000	$1,760,000				$1,247,841
	9/8/11								65,000	$90.46	$775,561
	3/8/12	$—	$571,970	$857,955

Franck J. Moison	2/24/11				$255,816	$775,200	$1,550,400				$1,099,277
	9/8/11								65,000	$90.46	$775,561
	9/8/11							2,200			$199,012
	3/8/12	$—	$528,010	$792,015

Notes to the Grants of Plan-Based Awards Table

[1]

The amounts shown represent the threshold, target and maximum payouts for annual performance-based cash bonuses under the EICP Plan with respect to services rendered in 2011. The threshold, target and maximum payouts are based on performance against the pre-established performance measures. The actual amounts awarded are reported in column (g) of the Summary Compensation Table. See pages 30 to 31 of the CD&A for a description of the Company’s annual incentive program, including the above-mentioned performance measures.

[2]

The amounts shown represent the dollar value of threshold, target and maximum award opportunities for performance-based restricted stock awards pursuant to the EICP Plan for the 2008-2010 measurement cycle. As described in more detail on pages 32 to 33 of the CD&A, such restricted stock awards are made based on the strength of compound annual growth in both net sales and earnings per share over a three-year measurement period. Award opportunities are expressed in dollars and are converted into shares based on the fair market value of the Company’s common stock on the date of grant. Actual awards based on the award opportunities shown above were made in February 2011 following the completion of the 2008-2010 measurement period, and the number of shares granted to the Named Officers, which was 141.8% of their target award opportunities, was as follows: Mr. Cook—59,845; Mr. Hickey (then Vice President and Corporate Controller)—4,972; Mr. Tangney—16,068; Mr. Garcia—16,068; and Mr. Moison—14,155. The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table.

Performance-based restricted stock awards based on the award opportunities discussed in the CD&A were made in March 2012 following the completion of the 2009-2011 measurement period, and the number of shares granted to the Named Officers, which was 73.4% of their target award opportunities, was as follows: Mr. Cook—25,609; Mr. Hickey—5,392; Mr. Garcia—7,014; and Mr. Moison—6,142. Because Mr. Tangney retired before the awards were granted, his award of $658,765, which was also 73.4% of his target award opportunity, was paid in cash. See pages 32 to 33 of the CD&A for a description of the

(Notes continued on next page)

awards granted in March 2012 and the performance-based restricted stock program, including the terms and conditions and applicable performance measures.

[3]

The amount shown represents a restricted stock award made to Mr. Moison to recognize his contributions and to help ensure his continued service to the Company, as described on page 33 of the CD&A. The aggregate grant date fair value of such award is included in column (e) of the Summary Compensation Table.

[4]

The amounts shown represent stock option awards granted in 2011 under the stockholder-approved Colgate-Palmolive Company 2005 Employee Stock Option Plan. The key terms of the Company’s stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s common stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

[5]

This column shows the grant date fair value of: (i) the actual restricted stock awards for which the estimated payout range is described in columns (f) through (h) of this table; and (ii) the restricted stock and stock option awards shown in columns (i) and (j) of this table, respectively. The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant, which is the closing stock price on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 7 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options and restricted stock awards held by the Named Officers as of December 31, 2011.

		Option Awards[1]					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[3,4]	Market Value of Shares or Units of Stock That Have Not Vested ($)[5]
(a)		(b)	(c)	(e)	(f)		(g)	(h)

Ian Cook	9/12/02	95,000	—	$55.11	9/12/12		220,958	$20,414,310
	9/7/06	165,000	—	$60.68	9/7/12
	9/12/07	250,000	—	$68.15	9/12/13
	9/11/08	355,000	—	$79.52	9/11/14
	9/10/09	236,666	118,334	$73.23	9/10/15
	9/16/10	118,333	236,667	$76.58	9/16/16
	9/8/11	—	355,000	$90.46	9/8/17

Dennis J. Hickey	9/12/02	30,000	—	$55.11	9/12/12		38,615	$3,567,640
	5/1/03	20,000	—	$56.71	5/1/13
	9/7/06	30,000	—	$60.68	9/7/12
	9/12/07	32,000	—	$68.15	9/12/13
	9/11/08	32,000	—	$79.52	9/11/14
	9/10/09	21,333	10,667	$73.23	9/10/15
	9/16/10	10,666	21,334	$76.58	9/16/16
	9/8/11	—	45,000	$90.46	9/8/17

Michael J. Tangney	9/12/02	75,000	—	$55.11	9/12/12	[6]	58,754	$5,428,282
	9/7/06	72,000	—	$60.68	9/7/12	[6]
	9/12/07	75,000	—	$68.15	9/12/13	[6]
	9/11/08	75,000	—	$79.52	9/11/14	[6]
	9/10/09	50,000	25,000	$73.23	9/10/15	[6]
	9/16/10	25,000	50,000	$76.58	9/16/16	[6]
	9/8/11	—	75,000	$90.46	9/8/17	[6]

Fabian T. Garcia	9/7/06	56,000	—	$60.68	9/7/12		76,254	$7,045,107
	9/12/07	60,000	—	$68.15	9/12/13
	9/11/08	61,000	—	$79.52	9/11/14
	9/10/09	41,000	20,500	$73.23	9/10/15
	9/16/10	21,666	43,334	$76.58	9/16/16
	9/8/11	—	65,000	$90.46	9/8/17

Franck J. Moison	12/12/02	30,000	—	$53.06	12/12/12		56,921	$5,258,931
	9/7/06	56,000	—	$60.68	9/7/12
	9/12/07	55,800	—	$68.15	9/12/13
	9/11/08	55,000	—	$79.52	9/11/14
	9/10/09	36,666	18,334	$73.23	9/10/15
	9/16/10	21,666	43,334	$76.58	9/16/16
	9/8/11	—	65,000	$90.46	9/8/17

(Notes appear on next page)

Notes to the Outstanding Equity Awards Table

[1]

The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2011. The values shown are calculated based on the difference between the closing price of the Company’s common stock on December 31, 2011 and the applicable exercise prices.

Named Officer	Value of Unexercised In-the-Money Options at Fiscal Year-End
	Exercisable	Unexercisable
Ian Cook	$25,807,965	$6,694,135
Dennis J. Hickey	$4,548,290	$628,520
Michael J. Tangney	$9,215,620	$1,414,250
Fabian T. Garcia	$5,143,329	$1,203,341
Franck J. Moison	$6,061,312	$1,161,840

[2]	The stock option awards shown in this column will vest as follows:

Named Officer	9/8/12	9/10/12	9/16/12	9/8/13	9/16/13	9/8/14
Ian Cook	118,333	118,334	118,333	118,333	118,334	118,334
Dennis J. Hickey	15,000	10,667	10,667	15,000	10,667	15,000
Fabian T. Garcia	21,666	20,500	21,667	21,666	21,667	21,668
Franck J. Moison	21,666	18,334	21,667	21,666	21,667	21,668

Because Mr. Tangney retired from the Company effective February 1, 2012, all 150,000 of his outstanding stock options vested on February 1, 2012.

[3]	The amounts shown include dividend equivalents in the form of additional shares of restricted stock that have accrued during the applicable vesting period.

[4]	The restricted stock awards shown in this column will vest as follows:

Named Officer	2/26/12	9/8/12	2/25/13	9/8/13	12/9/13	2/24/14	2/26/14	9/8/14
Ian Cook	93,668	—	67,597	—	—	59,693	—	—
Dennis J. Hickey	7,556	—	5,559	—	20,541	4,959	—	—
Michael J. Tangney	24,577	—	18,149	—	—	16,028	—	—
Fabian T. Garcia	22,098	—	16,302	—	—	16,392	21,462	—
Franck J. Moison	18,881	720	21,782	719	—	14,097	—	722

[5]	The market value of unvested restricted stock is calculated based on the closing price of the Company’s common stock on December 31, 2011.

[6]

Because Mr. Tangney retired from the Company effective February 1, 2012 and all of his outstanding stock option awards vested on that date, his outstanding stock options expire on the earlier of their original expiration date (noted in column (f)) and February 1, 2015.

Option Exercises and Vesting of Previously Granted Restricted Stock Awards

The following table contains information about the number of shares acquired and value realized (including, in the case of restricted stock awards, dividends accrued during the vesting period) during 2011 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)

Ian Cook	270,000	$7,837,800	25,424	$2,002,393

Dennis J. Hickey	56,500	$1,683,263	2,875	$225,950

Michael J. Tangney	137,500	$4,242,663	8,953	$703,773

Fabian T. Garcia	52,000	$1,292,980	13,616	$1,140,722

Franck J. Moison	123,000	$3,411,895	6,569	$517,918

Notes to the Option Exercises and Stock Vested Table

[1]

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price of the stock option.

[2]	The aggregate dollar amount realized upon the vesting of restricted stock awards is calculated based on the fair market value of the Company’s common stock on the vesting date of each award.

Retirement Plans

The Named Officers are participants in and will receive retirement benefits under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”), a broad-based, tax-qualified retirement plan available generally to all U.S. employees who were eligible for the plan as of August 31, 2010, and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”), a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides only for payment of the portion of the Retirement Plan benefit that exceeds these IRS limits. Colgate’s retirement programs, including these plans, are generally designed to provide the Company’s long-service, retiring employees with fair and adequate replacement income based on then-prevailing market practice.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989. Currently, the vast majority of the Company’s eligible employees’ benefits are determined in accordance with the PRA formula.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to maintain the Retirement Plan’s benefit under the “final average earnings” formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election receive at retirement the greater of: (i) the benefit under the “final average earnings” formula or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired on or after July 1, 1989 and before June 1, 2010, receive at retirement the benefit under the PRA formula. The “final average earnings” and PRA formulas are described in more detail below.

Following a review of its retirement benefits, effective September 1, 2010, the Company made several adjustments to its retirement programs, including the following: (i) allocating a larger portion of the Company’s retirement benefit allocations to the Savings and Investment Plan, a defined contribution plan, rather than the Retirement Plan; (ii) simplifying the formula for determining monthly pay-based credits to the Retirement Plan; and (iii) determining interest credits under the Retirement Plan using long-term rates instead of short-term rates. The simplified formula and the interest crediting rate are described below under “PRA Formula.” New employees hired after June 1, 2010 are not eligible to participate in the Retirement Plan, but are eligible to participate in the Savings and Investment Plan. These changes were designed to help ensure that the Company continues to provide a level of benefits to employees, at a cost to the Company of providing such benefits, targeted at the median level for similar programs at peer companies.

For employees who receive the benefit under the “final average earnings” formula, the normal retirement age is 65, with early retirement available at age 55, if the applicable employee has been employed by the Company for ten years. The benefit payable upon early retirement is reduced by one- third of one percent for each month a person retires and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. For employees who receive the benefit under the PRA formula, the benefit payable upon the employee’s departure from the Company at any age is the amount in the employee’s account, provided the employee is vested in the benefit, as described in more detail below.

Total annual retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement plus cash-based executive incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. Benefits under the “final average earnings” formula are subject to an offset for Social Security and certain other amounts. In addition, in February 2010, the Company amended the Supplemental Retirement Plan to further limit the benefits payable thereunder such that a participant’s aggregate benefits under the Retirement Plan and the Supplemental Retirement Plan, as currently calculated and projected, may not exceed a cap of $22.5 million when expressed as a lump sum. Such cap will be increased at an annual rate of 6%. If an employee dies during retirement, the employee’s spouse is entitled to receive a monthly pension equal to 50% of the employee’s normal monthly retirement benefit for life. For approximately 400 employees, including the Named Officers, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life, if the employee dies during retirement. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of Supplemental Retirement Plan distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula

Messrs. Cook, Hickey, Tangney and Moison made the one-time election in 1989 described above and, accordingly, will receive the greater of the “final average earnings” formula or PRA formula calculated using the pay-based credit schedule in effect on August 31, 2010. Benefits under the “final average earnings” formula are computed by multiplying “final average earnings” by the product of years of service and 1.8%. “Final average earnings” is defined as the average of an individual’s highest “recognized earnings” for any three consecutive years during the ten years immediately preceding retirement. “Recognized earnings” for a particular year are set on February 1 each year, and consist of (i) the higher of the compensation earned by an employee during the previous year or (ii) his or her annual salary as of January 1 of the year in question plus the annual bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock awards or stock options. Employees retiring under the “final average earnings” formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum value is calculated by projecting the annual benefit payable over the actuarially determined life of the participant and spouse, if applicable, and discounting each year’s benefit back to the present using currently prevailing interest rates. This amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. The residual value over the limitation applicable to the lump sum is paid in the form of an annuity.

PRA Formula

Eligible employees hired on or after July 1, 1989 and before June 1, 2010, and those hired before July 1, 1989 who did not make the one-time election referred to above, will receive at retirement the benefit under the PRA formula. Mr. Garcia, who joined the Company in 2003, will receive benefits under the PRA formula, which are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the “final average earnings” formula or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. For employees hired between July 1, 1989 and June 1, 2010, monthly pay-based credits accumulate in a PRA account established in the employee’s name. Through August 31, 2010, these credits equaled a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Up to 1/48 of Social Security Wage Base	Over 1/48 of Social Security Wage Base
0—9	2.50%	3.75%
10—14	3.00%	4.50%
15—19	4.00%	6.00%
20—24	5.35%	8.00%
25 or more	7.50%	11.25%

The PRA formula was amended effective September 1, 2010 to provide for monthly pay-based credits equal to a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Basic Retirement Contributions
0—9	2.00%
10 or more	2.50%

In addition, eligible employees received additional allocations to their PRA accounts in September 2010 and September 2011 of 0.25% of their projected PRA balance as of August 31, 2010 for each full year of vesting service through August 31, 2010, up to a combined maximum of 15% based on 30 years of service.

Under the PRA formula, the employee’s account receives a monthly credit for interest. The interest crediting rate is equal to the IRS Composite Corporate Bond Rate (not to exceed the Third Segment Rate, which is a rate defined under the Internal Revenue Code regulations for pension plans). This rate was 5.43% for 2011.

The balance of the employee’s account vests based on his or her years of service as follows: two years—50%; three years—100%. Employees retiring under the PRA formula may elect to have their retirement benefit under the Supplemental Retirement Plan paid in a lump sum. If such request is made, the full benefit will be paid in a lump sum. Otherwise, benefits earned through December 31, 2004 will follow the form of benefit elected under the Retirement Plan and benefits earned after December 31, 2004 will be paid in a lump sum.

Pension Benefits

The following table shows the actuarial present value of each Named Officer’s total accumulated benefit as of December 31, 2011 under the terms of the Retirement Plan and the Supplemental Retirement Plan, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement.

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)[2]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Ian Cook	Retirement Plan	35.83	$2,164,540	—
	Supplemental Retirement Plan	35.83	$20,307,460	—

			$22,472,000	—

Dennis J. Hickey	Retirement Plan	34.58	$1,888,753	—
	Supplemental Retirement Plan	34.58	$6,132,521	—

			$8,021,274	—

Michael J. Tangney	Retirement Plan	40.25	$2,248,400	—
	Supplemental Retirement Plan	40.25	$16,159,666	—

			$18,408,066	—

Fabian T. Garcia	Retirement Plan	8.25	$75,396	—
	Supplemental Retirement Plan	16.92[3]	$430,809 [3]	—

			$506,205	—

Franck J. Moison	Retirement Plan	33.00	$2,232,367	—
	Supplemental Retirement Plan	33.00	$10,084,834	—

			$12,317,201	—

Notes to the Pension Benefits Table

[1]	Except as described in footnote 3 below, the years in this column represent the actual years worked for Colgate by the Named Officers as of December 31, 2011.

[2]

For Messrs. Cook, Hickey, Tangney and Moison, the amounts shown were calculated assuming credited service and final average earnings, as described above, as of December 31, 2011 and a discount rate of 4.9%. Accrued benefits were assumed to be payable at the earliest age at which each Named Officer is eligible to retire under each plan without any benefit reduction due to age. In addition, as noted above, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to a cap of $22.5 million, with such cap to be increased at an annual rate of 6%. Based on their respective ages and years of service at December 31, 2011, Messrs. Cook, Hickey, Tangney and Moison were eligible for retirement with full benefits. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2011, see Note 9 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

For Mr. Garcia, the amounts shown reflect the value of his retirement benefits as of December 31, 2011 under the PRA formula described above.

As noted above, the Named Officers may request that a portion of their benefit under the Supplemental Retirement Plan be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2011 would be as follows: Mr. Cook—$4,914,686; Mr. Hickey—$2,477,924; Mr. Tangney—$5,421,226; and Mr. Moison—$2,274,701. The residual value over the limitation on the lump sum value would be paid in the form of an annuity. Mr. Garcia is eligible to receive his full benefit of $506,205 in a lump sum under the PRA formula.

[3]

For Mr. Garcia, the amount shown includes an enhancement to his years of credited service of 8.67 years that the Company agreed to give him upon his joining the Company to compensate him for forfeited benefits that he had earned in his previous employment. This enhancement resulted in an incremental benefit to Mr. Garcia of $111,905.

Deferred Compensation Plan

Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the Internal Revenue Service, which, for amounts deferred in 2011, equaled 1.91% and 4.02% for mid- and long-term rates, respectively. Mid- or long- term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to ten annual installments. If a participant is less than 55 years old and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Garcia has elected to participate in the Deferred Compensation Plan. Mr. Garcia deferred a portion of his annual cash bonus for 2010 (which was paid in 2011), and information about earnings on his deferral is included in the Nonqualified Deferred Compensation Table.

Supplemental Savings and Investment Plan

Employees, including the Named Officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under tax-qualified plans, such as the Savings and Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings and Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions and retirement contributions that cannot be made under the Savings and Investment Plan due to certain federal tax limits. Under the Savings and Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 44) and provides retirement contributions, subject to a maximum amount of recognized earnings under applicable federal tax regulations of $250,000 in 2012 and $245,000 2011. The supplemental contributions are allocated to the Supplemental Savings and Investment Plan.

Interest is credited under the Supplemental Savings and Investment Plan as follows:

•	Contributions allocated to the plan through December 31, 2002 realize investment results based on the performance of the Company’s common stock.

•

Contributions allocated to the plan from January 1, 2003 through September 30, 2010 were credited with interest at annual interest rates calculated on the same basis as under the Deferred Compensation Plan described above. Effective October 1, 2010, the interest crediting rate was adjusted so that these contributions are credited with interest at the rate of 6.01%.

•	Contributions allocated to the plan in December 2010 for 2010 matching contributions are credited with interest at the rate of 6.01%.

•

Contributions allocated to the plan for retirement contributions beginning on September 1, 2010, and for matching contributions beginning on January 1, 2011, are credited with the same interest rate that applies under the Retirement Plan described on page 45.

Amounts allocated to the Supplemental Savings and Investment Plan are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Nonqualified Deferred Compensation

The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, the Deferred Compensation Plan as of December 31, 2011.

Name	Aggregate Balance at Beginning of Last Fiscal Year ($)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)[1]	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
(a)		(b)	(c)	(d)	(e)	(f)

Ian Cook	$151,576	—	$181,904	$30,778	—	$364,258

Dennis J. Hickey	$538,830	—	$35,692	$68,218	—	$642,740

Michael J. Tangney	$1,080,530	—	$58,295	$130,595	—	$1,269,420

Fabian T. Garcia	$143,489	$100,000[4]	$79,385	$13,955	—	$336,829

Franck J. Moison	$182,290	—	$49,893	$23,883	—	$256,066

Notes to the Nonqualified Deferred Compensation Table

[1]

These amounts represent Company contributions under the Supplemental Savings and Investment Plan for 2011, which were allocated to the Supplemental Savings and Investment Plan. These contributions were also included in compensation reported for each Named Officer in column (i) of the Summary Compensation Table.

[2]

These amounts represent the interest credited to each Named Officer during 2011 for amounts allocated under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, deferred under the Deferred Compensation Plan. For information regarding the calculation of interest earnings on these amounts, see page 47.

[3]

To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings and Investment Plan) or the Company’s contribution (under the Supplemental Savings and Investment Plan), as applicable.

[4]

This amount represents the portion of Mr. Garcia’s annual cash bonus for 2010 that he deferred under the Deferred Compensation Plan during 2011. This amount is also included in Mr. Garcia’s compensation reported for 2010 in column (g) of the Summary Compensation Table.

Executive Severance and Other Termination Benefits

The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to renewal every three years by the Board. During its most recent review of the Severance Plan in July 2010, the P&O Committee and the Board determined to reduce the bonus component of the severance amount, replacing the highest annual bonus award in the last five years with the average of the three highest annual bonus awards in the last five years. During its review in June 2007, the P&O Committee and the Board determined to reduce the maximum amount of severance payable under the plan from 36 months to 24 months, eliminated the tax gross-up provision in the plan and limited compensation under the plan to a level that maintains deductibility by the Company under Section 280G of the Internal Revenue Code.

Severance Plan

Change in Control. The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan (24 months) based on grade level and years of service, subject to individual negotiation from time to time in the case of new hires.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 150 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its compensation and benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a diminution in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive an amount equal to (i) 24 months of compensation (defined as base salary as of the termination date plus the greater of (a) the average of his three highest bonus awards within the last five years or (b) the annual bonus he would have received for the year in which the Qualified Termination occurs assuming all performance targets had been met), plus (ii) the present value of additional retirement plan accruals the participant would have received had he remained employed until the end of the severance period, or age 65, if earlier, plus (iii) the continuation of medical, dental and life insurance benefits during the severance period. No severance payments are required if a Named Officer is terminated for “cause”, which is defined as willful and continued failure to substantially perform his duties or gross misconduct that is materially and demonstrably injurious to the Company.

Generally under the plan, a “change in control” is deemed to occur if: (a) any person, entity or group acquires 20% or more of the Company’s outstanding shares of common stock or voting securities (other than securities acquired directly from the Company); (b) a majority of the board of directors as of the effective date of the Severance Plan is replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (c) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (d) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause a Named Officer to exceed the statutory limit and subject him to tax under Section 4999 of the Internal Revenue Code, then the Named Officer would receive a reduced amount.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change in control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year.

Termination for Company Convenience. Whether or not a change in control has occurred, if the Company terminates the employment of a Named Officer at the Company’s convenience other than for cause, the

Company will pay in a lump sum an amount between 12 and 24 months of the Named Officer’s base salary and continue to pay certain medical, dental and life insurance benefits for the same period. For employees who are eligible to receive benefits under the “final average earnings” formula described on page 44, the severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The Company is not required to make these payments if it terminates a Named Officer’s employment for “cause” (as defined above) or if such officer voluntarily terminates his employment.

Other Change-in-Control Arrangements

Other arrangements relating to a change in control in the Company’s compensation and benefit plans are as follows.

•

Equity Awards. Under the Company’s stock option plans, stock options held by employees and non-employee directors that are not yet exercisable become exercisable upon a change in control. Unvested restricted stock awards are considered earned in full and non-forfeitable (i) in the case of performance-based awards, upon a change in control, and (ii) in the case of all other awards, upon a Qualified Termination of employment (as defined above under “Severance Plan”).

•

Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings and Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings and Investment Plan, see page 47.

•

Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Death and Disability Benefits

The Company provides additional benefits to approximately 1,000 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 44) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer’s spouse is not living and his dependent children are under the age of 23, the benefit is paid to them until they reach age 23, or until the employee would have reached age 65, whichever is earlier.

Under the Long-term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled at or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits

For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 43 to 48. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 1,000 employees, including the Named Officers, who have at least 10 years of service at retirement, can qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance plan for retirees.

Equity Awards

The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

•

Death, Disability or Retirement. All unvested restricted stock awards, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule, except, in the case of retirement, for special retention awards that are subject to continued employment. All outstanding stock options, whether or not previously exercisable, will be exercisable for a period of three years from the death, disability or retirement, as applicable, or until the end of the original term of the option, whichever is shorter.

•

Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock awards and stock options and whether the employee would have been eligible for retirement. If the employee would have been eligible for retirement during the severance period, equity awards are treated as outlined under “Death, Disability or Retirement” above. If not, any unvested restricted stock awards that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule. Any unvested stock options that would have vested during the severance period will be vested upon termination and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock awards and stock options will be forfeited.

•	Termination for Cause. Unvested restricted stock awards and both vested and unvested stock options are forfeited.

•

Resignation. Unvested restricted stock and unvested stock option awards are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.

•	Change in Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on page 50.

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each Named Officer upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2011. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change in control.

	Change In Control		Involuntary Termination

Name	Without Qualified Termination[1]	With Qualified Termination[2]	With Cause	Without Cause[3]	Resignation	Death[4,5]	Disability[5,6]	Retirement[7]

Ian Cook	—	$9,061,561	—	—	—	$4,047,782	$9,185,396	—

Dennis J. Hickey	—	$2,703,503	—	—	—	$423,219	$2,068,323	—

Michael J. Tangney	—	$3,781,952	—	—	—	—	$1,893,202	—

Fabian T. Garcia	—	$3,453,380	—	$835,161	—	$2,772,373	$6,507,460	—

Franck J. Moison	—	$3,042,599	—	—	—	$1,717,491	$3,187,829	—

Notes to the Potential Payments Upon Termination or Change in Control Table

[1]

Change in Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment (as defined above under “Severance Plan”), the Named Officer would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and performance-based restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2011 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$4,286,821. The estimated value of restricted stock awards that would be accelerated was calculated based on the closing price of the Company’s common stock on December 31, 2011. The estimated value of the stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s common stock on December 31, 2011, and the applicable exercise price.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual cash bonus for the year in which the change in control occurs (reported as of year-end 2011 in column (g) of the Summary Compensation Table).

•

Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2011 in column (f) of the Nonqualified Deferred Compensation Table).

[2]

Change in Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described beginning on page 49: (i) severance payments, (ii) the value of accruals under Company retirement plans during the severance period and (iii) continuation of medical, dental and life insurance benefits during the severance period. The value of retirement accruals was calculated based on the difference between the present value of additional retirement plan accruals that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table. The additional medical, dental and life insurance benefits were valued based on the aggregate premiums paid by the Company for the applicable severance period.

(Notes continued on next page)

In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2011 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Hickey—$1,897,780; Mr. Garcia—$8,248,455; and Mr. Moison—$726,072. For the assumptions used to calculate these amounts, see note 1 above.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual cash bonus for the year in which the change in control occurs (reported as of year-end 2011 in column (g) of the Summary Compensation Table).

•

Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table) and any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2011 in column (f) of the Nonqualified Deferred Compensation Table).

[3]

Involuntary Termination without Cause. Messrs. Cook, Hickey, Tangney and Moison are not eligible for severance in the event of termination for Company convenience under the Severance Plan because they are eligible for retirement with full benefits under the “final average earnings” formula described on page 44. This column shows the severance payment and the continuation of medical, dental and life insurance benefits during the severance period that would be payable to Mr. Garcia. For the assumptions used to calculate the additional retirement and insurance benefits, see note 2 above.

In addition to the amounts shown in this column, certain previously granted and unvested equity awards would be allowed to vest if they would have otherwise vested before the end of the severance period, as described under “Termination for Company Convenience” on page 51. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2011 for awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$2,818,765 and Mr. Moison—$726,072. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance-based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table) and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported in the Nonqualified Deferred Compensation Table).

[4]

Death. This column consists of a spousal annuity, the actuarial present value of which is calculated based on the lump sum of all of the annuities payable until the Named Officer would have reached 65. The amounts shown were calculated assuming an interest rate of 4.9%. No amount is shown for Mr. Tangney because he is over 65 years old and his children are over 23 years old.

[5]

In addition to the amounts shown in this column, unvested restricted stock awards would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Death, Disability or Retirement” on page 51. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2011 for awards that would continue to vest for the applicable Named Officers is as follows: Mr. Hickey—$1,897,780; Mr. Garcia—$8,248,455; and Mr. Moison—$726,072. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be

(Notes continued on next page)

entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and his performance-based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table).

[6]

Disability. This column consists of the actuarial present value of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 50. The amounts shown were calculated assuming an interest rate of 4.9%.

[7]

Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. In addition to the amounts shown in this column, unvested restricted stock awards, except those subject to continued employment, would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Death, Disability or Retirement” on page 51. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. Each Named Officer would be entitled to receive his retirement benefits under the Retirement Plan and Supplemental Retirement Plan, as described on pages 43 to 45. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance- based restricted stock award for the three-year performance cycle ending such year (reported in footnote 2 to the Grants of Plan-Based Awards Table), and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported as of year-end 2011 in column (f) of the Nonqualified Deferred Compensation Table) in accordance with the distribution schedule elected by the Named Officer.

COMPENSATION OF DIRECTORS

Compensation for the non-employee directors is set by the Board at the recommendation of the Nominating and Corporate Governance Committee. The substantial majority of the compensation paid to the non-employee directors is in the form of Colgate equity pursuant to stockholder-approved plans that provide for fixed annual grants, as described below.

In 2011, non-employee director compensation consisted of the following, as applicable:

Annual Fee	2,600 shares of common stock
Annual Retainer	$25,000
Committee Chairperson Fees	$3,000 for the chair of each committee
Stock Option Grant	Options to purchase 4,000 shares of common stock
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program available to U.S. employees as described below

Mr. Cook does not receive any compensation for serving on the Board.

Deferral of Compensation

Under the Colgate-Palmolive Company Non-Employee Director Stock Plan (the “Director Stock Plan”), approved by the Company’s stockholders in 2006, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s common stock granted and not deferred under the Director Stock Plan solely for the purpose of satisfying related tax obligations.

Directors may elect to defer all or a part of their cash compensation under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the Director Stock Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s common stock in annual installments or by lump sum in accordance with the distribution election made by the director.

The table included in “Stock Ownership of Directors and Executive Officers” includes information concerning directors who have elected to defer their fees.

Election to Purchase Stock

Directors may elect to purchase the Company’s common stock with all or a portion of their cash compensation. Shares of the Company’s common stock that represent committee chairperson fees are purchased on behalf of directors who make this election at the beginning of the year, and shares that represent the annual retainer are purchased after the end of the year. In both cases, shares are purchased on behalf of directors on the third business day following the announcement of the Company’s annual earnings.

Director Compensation

The following table shows the compensation earned by each non-employee director in 2011.

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)		Stock Awards ($)[2] (c)		Option Awards ($)[3] (d)	All Other Compensation ($)[4] (g)		Total ($) (h)

John T. Cahill	$26,500		$220,558		$48,828	$10,158		$306,044

Helene D. Gayle	$80,140	[5]	$165,419	[5]	$48,828	$1,908		$296,295

Ellen M. Hancock	$83,140	[5]	$165,419	[5]	$48,828	$10,158		$307,545

Joseph Jimenez	$25,000	[6]	$220,558	[6]	$48,828	$1,908		$296,294

David W. Johnson[7]	$14,000		$—		$—	$679,926	[7]	$693,926

Richard J. Kogan	$28,000		$220,558		$48,828	$10,158		$307,544

Delano E. Lewis	$83,140	[5]	$165,419	[5]	$48,828	$9,408		$306,795

J. Pedro Reinhard	$25,000		$220,558		$48,828	$1,908		$296,294

Stephen I. Sadove	$25,000		$220,558		$48,828	$10,158		$304,544

Notes to the Director Compensation Table

[1]	Consists of an annual retainer and committee chair fees, as described above.

[2]

This column reflects the aggregate grant date fair value of stock awards granted to each director in 2011. As noted above, directors receive an annual grant of 2,600 shares of the Company’s common stock. The grant date fair value of stock awards granted in 2011 to each director was $84.83 per share, based on the fair market value of the Company’s common stock on the date of grant.

[3]

As noted above, directors receive an annual grant of 4,000 stock options. The key terms of such stock options granted in 2011 are as follows: (a) the exercise price is equal to the closing price of the Company’s stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

The grant date fair value of stock options granted in 2011 to each director was $12.21 per option. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts shown in this column, see Note 7 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2011.

The aggregate number of stock options outstanding for each director as of December 31, 2011 was as follows: Mr. Cahill—25,000; Dr. Gayle—7,334; Mrs. Hancock—40,000; Mr. Jimenez—7,334; Mr. Johnson—20,000; Mr. Kogan—32,000; Mr. Lewis—8,001; Mr. Reinhard—24,000 and Mr. Sadove—18,334.

[4]

The amounts shown include (a) the value of Company-paid life insurance premiums and (b) matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full time basis and have completed at least one year of service. Under the Charitable Matching Gifts Program, the Company matches contributions to schools and other eligible institutions up to a maximum of $8,000 per individual per year. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.

[5]	Dr. Gayle, Mrs. Hancock and Mr. Lewis each elected to receive 25% of her or his annual stock fee in cash to satisfy tax obligations pursuant to the procedure described on page 55.

[6]	Mr. Jimenez elected to defer the cash retainer and the stock award he earned in 2011 pursuant to the procedure described on page 55.

(Notes continued on next page)

[7]

Mr. Johnson retired as a director of the Company effective May 6, 2011. Following his retirement, in May 2011, Mr. Johnson received a distribution of 7,763 shares of Common Stock from an account the Company created in his name upon the termination of the Pension Plan for Outside Directors as of December 31, 1996. On the termination date of that plan, the account was credited with common stock units representing the accrued value under the plan as of that date. In addition, in honor of Mr. Johnson’s long service as a Colgate director, following his retirement in May 2011, the Company made a one-time $10,000 donation to an international scholarship program at the University of Chicago in Mr. Johnson’s name.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and executive officers of the Company own significant amounts of Company stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual stock retainer, and executive officers of the Company are required to own stock equal in value to at least two to eight times their salary, depending on their grade level.

The following table shows the beneficial ownership of Common Stock of each director, each of the Named Officers appearing in the Summary Compensation Table and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Colgate stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership[1,2]

Name of Beneficial Owner	Directly Owned	Exercisable Options[3]	Common Stock Units		Held by Savings & Investment Plan Trustee[4]

Ian Cook[5]	368,532	1,219,999	—		48,450

Dennis J. Hickey[6]	124,094	115,999	—		24,053

Michael J. Tangney	454,241	522,000	—		68,049

Fabian T. Garcia	36,902	183,666	—		3,960

Franck J. Moison	31,435	255,132	—		17,253

Nikesh Arora[7,8]	—	—	—		—

John T. Cahill[9]	15,694	20,999	9,456	[10]	—

Helene D. Gayle[8]	3,575	3,555	—		—

Ellen M. Hancock[11]	36,538	31,999	39,561	[10]	—

Joseph Jimenez[8]	1,625	3,555	3,273	[10]	—

Richard J. Kogan	43,516	27,999	—		—

Delano E. Lewis	4,956	4,000	7,895	[10]	—

J. Pedro Reinhard	103	19,999	16,897	[10]	—

Stephen I. Sadove[12]	15,479	14,333	—		—

All directors and executive officers as a group (32 persons)	1,551,122	3,659,157	77,082		346,436

Notes to the Stock Ownership Table

[1]

Information about Common Stock holdings is as of March 12, 2012, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

[2]

Each person named in the table beneficially owns less than 0.25% of the outstanding Common Stock, except for Mr. Cook who owns 0.33%. The directors and executive officers as a group beneficially own 1.1% of the outstanding Common Stock.

[3]

This column includes options that are exercisable on or before May 11, 2012, which is 60 days after March 12, 2012. As of March 12, 2012, a total of 21,818,464 options were outstanding under the Company’s stock option plans and 8,724,354 shares were available for future grants.

[4]

Consists of Common Stock credited to executive officers under the Company’s Savings and Investment Plan. The Company issues, under its Savings and Investment Plan, Common Stock to a trustee acting on behalf of the Savings and Investment Plan. Employees who participate in this plan, including the Named

(Notes continued on next page)

Officers, have voting power over such shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.

[5]	Mr. Cook’s holdings include 235,938 shares of Common Stock owned jointly with his spouse.

[6]	Mr. Hickey’s holdings include 108,161 shares of Common Stock owned jointly with his spouse.

[7]

In accordance with the Director Stock Plan and the Colgate-Palmolive Company 2005 Non-Employee Director Stock Option Plan, Mr. Arora, who was first elected to the Board effective March 15, 2012, will receive pro-rata grants in 2012 of 2,167 shares of Common Stock and 3,334 stock options on May 14, 2012.

[8]

Mr. Arora was first elected to the Board effective March 15, 2012 and Dr. Gayle and Mr. Jimenez were first elected to the Board effective March 1, 2010. Directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

[9]	Mr. Cahill’s holdings include 10,397 shares of Common Stock owned by the John Tobin Cahill Revocable Trust.

[10]

Consists of Common Stock units credited to one or more of the following accounts: (i) a deferred account under the Director Stock Plan; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.

[11]	Mrs. Hancock’s holdings include 17,164 shares of Common Stock owned jointly with her spouse.

[12]	Mr. Sadove’s holdings include 9,879 shares of Common Stock held through a grantor retained annuity trust.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2011	Percent of Common Stock Outstanding as of December 31, 2011

State Street Corporation[1] State Street Financial Center One Lincoln Street Boston, MA 02111	37,721,647[2]	7.8%

Notes to the Stock Ownership of Certain Beneficial Owners Table

[1]	State Street Bank and Trust Company (“State Street”), a subsidiary of State Street Corporation, is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trustee”).

[2]

On a Schedule 13G filed with the SEC by State Street Corporation on February 13, 2012, State Street Corporation reported that, as of December 31, 2011, it beneficially owned 37,721,647 shares of Common Stock over which it had shared voting and dispositive power and State Street, acting in various capacities, reported that, as of December 31, 2011, it beneficially owned 25,595,258 shares over which it had shared voting and dispositive power.

For information regarding the voting of shares allocated to the Colgate-Palmolive Employee Stock Ownership Plan participants, please see “Voting Procedures—Voting by Employees Participating in the Company’s Savings and Investment Plan.” The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2011, except that (1) on November 17, 2011, a Form 4 was filed on behalf of Delano E. Lewis reporting four gifts of 50 shares each on December 8, 9 and 20, 2010; (2) on August 9, 2011, a Form 4 was filed on behalf of Alexandre de Guillenchmidt, rather than on August 8, 2011, for a sale of 2,176 shares that occurred on August 4, 2011; and (3) on January 26, 2012 an amendment to a Form 4 filed on May 20, 2011, was filed on behalf of Francis M. Williamson reporting a transaction date of May 13, 2011, rather than May 18, 2011, for the sale of 8,700 shares.

Certain Relationships and Related Transactions

Colgate has a longstanding policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements these policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction”, as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” means directors and executive officers and their immediate family members, and shareholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to provide a material benefit to the Company and its stockholders, the transaction must be submitted to the independent directors of the Board for their review. Only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company, (ii) in a transaction involving a director, the impact on the director’s independence, (iii) the availability of comparable products or services, (iv) the terms of the transaction and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

Nikesh Arora, who was elected to the Company’s Board effective March 15, 2012, is Senior Vice President and Chief Business Officer of Google, Inc. During 2011, in the ordinary course of business the Company purchased advertising from Google, Inc. on arm’s length terms, totaling approximately $7 million. In accordance with the Company’s Related Person Transaction Policy, these transactions were referred to the independent directors of the Board for their approval and they concluded the transactions are in the best interests of the Company and its stockholders.

Based on the Company’s review of its transactions, there were no other transactions considered to be a related person transaction during 2011.

PROPOSALS REQUIRING YOUR VOTE

The following four proposals will be presented at the meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated ten people for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. All nominees, except Mr. Arora, were elected at the 2011 Annual Meeting. Mr. Arora was elected by the Board effective March 15, 2012. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified. For information about Colgate’s by-law provisions regarding the election of directors, please see “Majority Voting in Director Elections.”

The nominees are Nikesh Arora, John T. Cahill, Ian Cook, Helene D. Gayle, Ellen M. Hancock, Joseph Jimenez, Richard J. Kogan, Delano E. Lewis, J. Pedro Reinhard and Stephen I. Sadove. Biographical information regarding the nominees and information regarding the skills and qualifications of the nominees appears on pages 9 to 14 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The Board considers it desirable to continue the services of PricewaterhouseCoopers LLP.

The fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered to the Company during 2011 and 2010 are set forth below. The Audit Committee has concluded that the provision to the Company of the non-audit services by PricewaterhouseCoopers LLP described below did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described on page 63.

PricewaterhouseCoopers LLP Fees
(in millions)

	2011	2010
Audit Fees	$11.1	$10.3
Audit-Related Fees	0.2	0.2
Tax Fees	4.5	4.1
All Other Fees	—	—

Total	$15.8	$14.6

Audit Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2011 and 2010 and the effectiveness of its internal control over financial reporting as of December 31, 2011 and 2010, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements in 2011 and 2010 (but which are not included under “Audit Fees” above). Audit-Related fees consist primarily of certain agreed-upon procedures engagements.

Tax Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world. This category includes fees of $2.6 million for each of the years ended December 31, 2011 and 2010 related to tax compliance services for the Company’s expatriate employee programs. The remaining fees were associated with assistance in tax return filings, tax audits and refund claims, as well as advice on interpretation of and compliance with tax laws and tax valuation services (aggregating $1.9 million and $1.5 million in the years ended December 31, 2011 and 2010, respectively).

All Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for the executive compensation, as described in this Proxy Statement, of the executive officers of the Company named in the Summary Compensation Table appearing on page 35. The Company is providing stockholders with this vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company currently intends to submit the executive compensation to an advisory vote annually, consistent with the advisory vote of the stockholders at the Company’s 2011 Annual Meeting of Stockholders.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Colgate-Palmolive Company (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the 2012 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 22, describes the Company’s executive compensation programs and the compensation decisions made by the Personnel and Organization Committee and the Board of Directors in 2011 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table (referred to as the “Named Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” the key principle underlying the Personnel and Organization Committee’s compensation philosophy is pay for performance and, in 2011, 70-90% of total compensation paid to Colgate’s Named Officers was performance-based, with incentive award payouts varying based on the Company’s business performance and, in the case of stock options, the performance of the Company’s common stock. This direct link between incentive payments and achievement of business goals and shareholder value has helped drive the Company’s strong and consistent performance year after year.

For these reasons, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Personnel and Organization Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the executive compensation of the Company’s Named Officers, as described in this Proxy Statement.

PROPOSAL 4: STOCKHOLDER PROPOSAL

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 50 shares of Common Stock, has informed the Company in writing that he intends to offer the following resolution for consideration at the Annual Meeting.

Proposal 4—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement may hinder our board’s ability to monitor our CEO’s performance. Many companies have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. Transition to an independent chairman is particularly important at our company because we did not even have a Lead Director.

An independent Chairman can enhance investor confidence in our Company and strengthen the integrity of our Board. This proposal topic won 50%-plus support at four companies in 2011.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance status in order to more fully realize our company’s potential:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “High Concern” in executive pay—$15 million for our CEO Ian Cook. Mr. Cook received 355,000 stock options valued at $3.9 million in 2010 while also realizing nearly $5.3 million on the exercise of 176,000 options.

Our company had not implemented clawback provisions to recoup unearned executive incentive pay awards. A significant portion of long-term equity given to our Named Executive Officers consisted of stock options that simply vested after time.

Equity awards should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced stock options can give our executives rewards due to a rising market alone, regardless of executive performance. These facts suggested that executive pay practices were not aligned with shareholder interest.

Directors with 15 to 23 years tenure held four seats on our key board committees: Richard Kogan and Ellen Hancock. As tenure increases director independence declines. This included Mr. Kogan’s chairmanship of our Executive Pay Committee.

Our newest directors, Helene Gayle and Joseph Jimenez, did not serve on any other significant boards. However Mr. Jimenez had failed attendance at a board that he retired from, Blue Nile (NILE).

On the other hand, an independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman—Yes on 4.

Company Response

Your Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

The Board is truly independent and has an independent lead director with the authority to ensure proper checks and balances.

With the exception of Ian Cook, the Chairman, President and CEO, the Board is composed entirely of independent directors. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Mr. Cook present. These sessions are led by an independent lead director, who is selected by and from the independent directors for a one-year term. Colgate has long been committed to having an independent lead director, having established the role of Presiding Director in 2003 and expanded the role in 2006 and again in 2012 when it changed the title to Lead Director. The role of the Lead Director is clearly delineated in the Company’s corporate governance guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues” and available on Colgate’s website, www.colgatepalmolive.com. The duties of the Lead Director are to:

•	Preside at all meetings of the Board at which the Chairman is not present (including the executive sessions of independent directors);

•	Establish agendas for the executive sessions in consultation with the other directors;

•	Review proposed Board meeting agendas;

•	Serve as liaison between the independent directors and the Chairman (although all independent directors are encouraged to communicate freely with the Chairman);

•	Review, at his or her discretion, the information to be sent to the Board;

•	Review meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•	Call meetings of the independent directors, as appropriate; and

•	Be available (as deemed appropriate by the Board) for consultation and direct communication with stockholders.

Stephen Sadove, who currently serves as Lead Director, has five years of experience on Colgate’s Board and has experience serving on other public company boards, serving as Chairman of the Board of Saks Incorporated since May 2007 and as a director of Ruby Tuesday Inc. since 2002.

One of the Company’s longstanding governance practices is that all of the members (including the chairs) of the Audit Committee, the Nominating and Corporate Governance Committee and the Board’s compensation committee (known as the Personnel and Organization Committee) are independent directors, nominated to the committees by the Nominating and Corporate Governance Committee. This, when coupled with the independent composition of the Board as described above, ensures that independent directors guide all critical matters, such as the integrity of the Company’s financial statements, Chief Executive Officer and senior management compensation, Board evaluation and selection of directors. In addition, the Board has long had established governance guidelines, which, as noted above, are available on Colgate’s website.

The Board and the Company are committed to the highest standards of corporate governance.

Colgate’s corporate governance practices and policies are described in the section of this Proxy Statement entitled, “Governance of the Company.” As discussed in that section, Colgate has had a longstanding commitment to good corporate governance and has been recognized by governance rating agency GovernanceMetrics International, among others, for its good corporate governance, earning a rating of 10.0 out of 10.0 in March 2012.

Reflecting the Board’s commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. As a result of this review, the Board has made a number of enhancements in recent years. For example, the Board voluntarily provided stockholders an advisory vote on executive compensation at the 2010 Annual Meeting of Stockholders, a year before the Company was required to do so by law. During 2011, the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. In addition, in the first quarter of 2012, the Board adopted a clawback policy that would permit recoupment of incentive awards made to executive officers if the financial results on which such awards were based were subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

An absolute rule to separate the Chairman and CEO roles is not in the best interests of stockholders.

Stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Company based on the facts and circumstances existing from time to time. In fact, Colgate has adapted its approach over time. During the transition of the position of Chief Executive Officer from Reuben Mark to Ian Cook during the second half of 2007 and 2008, Mr. Mark served as Chairman of the Board while Mr. Cook served as Chief Executive Officer. Currently, Mr. Cook serves as Chairman of the Board and Chief Executive Officer. Colgate’s small, independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having the Chief Executive Officer serve as the Chairman presents a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Board believes that this remains the best leadership structure for the Company at this time and that, operating under this structure, the Board is very effective in guiding the Company and representing the interests of the stockholders. The Board believes that retaining the flexibility to determine the best Board leadership structure based on the circumstances in effect from time to time best protects the interests of the stockholders.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

OTHER INFORMATION

Future Stockholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than November 28, 2012.

Under the Company’s by-laws, if you wish to submit a proposal for consideration at next year’s Annual Meeting, the Secretary of the Company must receive your proposal at least 60 days but not more than 90 days prior to the date of the meeting. Generally, the Company holds its Annual Meeting during the first or second week of May. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. You may obtain a copy of the Company’s by-laws from the Secretary. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. The deadline under the Company’s by-laws for receiving proposals for consideration at this year’s Annual Meeting was March 12, 2012.

Nominations for Director

Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the information and timely notice requirements of the Company’s by-laws. In addition, the Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described in the “Nominating and Corporate Governance Committee Report.” The deadlines for nominations for this year’s and next year’s Annual Meetings are the same as those described above under “Future Stockholder Proposals.”

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained D.F. King & Co. Inc. to solicit proxies by mail, courier, telephone, facsimile and e-mail. We will pay a fee of approximately $23,000 to D.F. King & Co. plus expenses for these services.

Information Regarding Householding

Unless they have previously requested electronic delivery of proxy materials, we have sent to certain of our registered stockholders who have the same address and last name a single copy of this Proxy Statement and the 2011 Annual Report and one proxy card for each stockholder and, to all other such stockholders, a single envelope containing one Notice of Internet Availability for each stockholder that includes that stockholder’s unique control number, which he or she will use to vote his or her shares, as described under “Voting Procedures” above. This procedure helps Colgate reduce printing and postage costs associated with the distribution of its proxy materials as well as helping to preserve the earth’s valuable resources.

If, in the future, you do not wish to participate in householding and prefer to receive separate copies of the Proxy Statement and Annual Report or your Notice of Internet Availability in a separate envelope, please call us at (800) 850-2654 or (212) 310-2575 or inform us in writing at: Colgate- Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022. Or, if you are currently receiving separate copies of the Proxy Statement and Annual Report or Notice of Internet Availability at one address and would like to receive a single copy, please contact us at the phone numbers or mailing address listed in the previous sentence. We will respond promptly to such requests.

If your shares are held in the name of a bank, broker or other holder of record, you can request information about householding from such holder of record.

Available Information

The Company’s website address is www.colgatepalmolive.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its internet website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the

Company’s website are the Company’s Code of Conduct and Corporate Governance Guidelines, the charters of the Committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by the Company’s directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (800) 850-2654 or (212) 310-2575.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting and you have voted by proxy, the members of the Proxy Committee have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Andrew D. Hendry
Chief Legal Officer and Secretary

ANNEX A

Reconciliation of Non-GAAP Financial Measures

	2008	2009	2010	2011
Diluted Earnings Per Share As Reported—GAAP	$3.66	$4.37	$4.31	$4.94
Restructuring	(0.21)
Venezuela Hyperinflationary			(0.53)
Termination Benefits			(0.12)
Gain on Sale of Non-Core Product Lines			0.06
Tax Initiatives			0.06
Gain on Sale of Colombia Detergent Business				0.27
Business Realignment Initiatives				(0.30)
Mexico Land Sale				(0.02)
French Competition Law Matter				(0.04)
Diluted As Adjusted Earnings Per Share—Non-GAAP	$3.87	$4.37	$4.84	$5.03

A-1

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS AND PROXY STATEMENT

Printed on Recycled Paper

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE / MAIL 24 HOURS A DAY, 7 DAYS A WEEK

300 PARK AVENUE NEW YORK, NY 10022-7499

VOTE BY INTERNET - www.proxyvote.com
Use the internet to vote up until 11:59 p.m. Eastern Daylight Time on May 10, 2012. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Daylight Time on May 10, 2012. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so we receive it by 11:59 p.m. Eastern Daylight Time on May 10, 2012.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42224-Z57279-Z57280	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

1.	Election of directors		FOR	AGAINST	ABSTAIN	The Board of Directors recommends a vote “FOR” proposals 2 and 3.		FOR	AGAINST	ABSTAIN
Nominees:
						2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm.	☐	☐	☐
	1a.	Nikesh Arora	☐	☐	☐

	1b.	John T. Cahill	☐	☐	☐	3.	Advisory Vote on Executive Compensation.	☐	☐	☐

	1c.	Ian Cook	☐	☐	☐

	1d.	Helene D. Gayle	☐	☐	☐
						The Board of Directors recommends a vote “AGAINST” proposal 4.		FOR	AGAINST	ABSTAIN
	1e.	Ellen M. Hancock	☐	☐	☐

	1f.	Joseph Jimenez	☐	☐	☐	4.	Stockholder Proposal on Independent Board Chair.	☐	☐	☐

	1g.	Richard J. Kogan	☐	☐	☐

	1h.	Delano E. Lewis	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

	1i.	J. Pedro Reinhard	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer’s title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Friday, May 11, 2012
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

If you plan to attend the meeting, please fill out and mail separately the enclosed ticket request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42225-Z57279-Z57280

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors for Annual Meeting on May 11, 2012

The undersigned hereby appoints as proxies, with full power of substitution to each, IAN COOK, ELLEN M. HANCOCK and DELANO E. LEWIS (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 11, 2012 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present, or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)